UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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Exchange Act of 1934 (Amendment No.    )
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HEALTHCARE TRUST OF AMERICA, INC.
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PROXY STATEMENT
FOR

2018
ANNUAL MEETING
OF STOCKHOLDERS

HTA

Healthcare Trust *of* America, Inc.

Dedicated Owner of Best in Class Medical Office

NYSE: HTA

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com

LETTER FROM THE BOARD OF DIRECTORS
DEAR STOCKHOLDERS,
Since our listing on the New York Stock Exchange on June 6, 2012, we have been committed to creating the best in class owner and operator of medical office buildings in the United States. During this time, we have overseen growth that has tripled the Company’s size with high quality investments, while also creating the largest full service operating Company managing over 20 key markets in the medical office sector. This has resulted in steady financial performance that has generated total stockholder returns that have outperformed both the broader REIT Index (RMZ) and our Healthcare REIT peers. As members of the Board of Directors of the Company, we are dedicated to creating stockholder value for the long-term and believe the execution of our objectives by the Company and the changes we have made to our governance structure position us well for continued success in the future.
Transformational 2017
2017 marked a transformational year for HTA. We invested approximately $2.7 billion in some of the highest quality medical office buildings in the United States, growing our portfolio by almost 40%. These investments were primarily located in our key markets, allowing us to create economies of scale and synergies that drive positive results to the bottom line. We accomplished this result, while at the same time continuing to execute on our existing portfolio by delivering 2.9% Same-Property Cash NOI growth. To finance these investments, we raised approximately $4.4 billion in debt and equity capital in order to ensure that our balance sheet remained strong and positioned for the future which included (i) $1.9 billion in common equity, (ii) $900 million of senior unsecured bonds reflecting a 3.4% per annum average interest rate, (iii) $286 million of secured, seller financing required by the seller in the Duke acquisition, reflecting 4.0% per annum interest rate, and (iv) entered into an amended and restated $1.3 billion unsecured credit agreement.
Corporate Governance
The Board of Directors is committed to representing stockholders and adhering to corporate governance best practices. Over the last four years, the Board of Directors has taken several actions that we believe improve our responsiveness to and alignment with stockholders. We have elected four new members to our Board, increasing the skills and expertise of the team and improving diversity with the election of two female directors in 2018. In addition, we created the role of independent lead director. In the past year, we have also improved our governance by (i) opting out of the provisions of the Maryland Unsolicited Takeovers Act, which would allow us to stagger the Board of Directors without stockholder approval, and (ii) allowing proxy access for stockholders to nominate directors and amend the Company’s bylaws, subject to certain conditions. As the environment for best practices in governance matters has changed, we believe our Board has responded.
Pay-for-Performance
Our Compensation Committee is responsible for the design, implementation and execution of the Company’s compensation program with a goal of creating a strong alignment of pay-for-performance. This responsibility includes listening to and considering our stockholders’ views and investor feedback on executive compensation. We review total compensation at year-end in order to ensure that the total compensation for executives is reflective of both performance for the year and broader peer compensation practices. Given our transformative year and based upon feedback we received from stockholders, we engaged an independent compensation consultant to help ensure that (i) our peer group was reflective of the size and complexity of our business, (ii) our executives’ total compensation, including all of the components thereof was in-line with peers, including the mix of short and long-term compensation, and (iii) our compensation plans for 2018 include certain changes to reflect investor feedback and increased objective measurements of performance. We believe these changes have improved our executive compensation program and helped to further align our executives’ interests with those of our stockholders.

2018 Annual Meeting of Stockholders
On behalf of the Board of Directors, we invite you to attend the 2018 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. The meeting will be held on July 9, 2018 at 9:00 a.m. local time, at Westin Kierland, located at 6902 East Greenway Parkway, Scottsdale, Arizona 85254. We look forward to your attendance.
Attached are the Notice of Annual Meeting of Stockholders and proxy statement for the 2018 Annual Meeting of Stockholders. They describe the formal business to be acted upon by the stockholders.
At the 2018 Annual Meeting of Stockholders, we will present a report on the status of our business, our portfolio of properties and other related matters. Our stockholders will have an opportunity to ask questions at the meeting.
YOUR VOTE IS VERY IMPORTANT. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2018 Annual Meeting of Stockholders. Accordingly, whether or not you intend to be present at the 2018 Annual Meeting of Stockholders in person, We urge you to submit your proxy as soon as possible. If you received a paper copy of the proxy materials by mail, you may vote authorize your proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return in the pre-addressed envelope provided the enclosed proxy or voting instruction card. If you received only a Notice of Internet Availability of Proxy Materials (the “Notice”), by mail, you may vote your shares at the Internet site address listed on your Notice. You may also request a paper copy of the proxy materials by visiting the Internet site address listed on your Notice, calling the toll-free number listed on your Notice or sending an e-mail to the address listed on your Notice. This will not prevent you from voting in person at the 2018 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2018 Annual Meeting of Stockholders.
Thank you for your attention to this matter and for your continued support of, and interest in, our Company.

Sincerely,

Scott D. Peters	W. Bradley Blair, II
Chief Executive Officer, President and Chairman	Lead Independent Director

Vicki U. Booth	Roberta B. Bowman
Independent Director	Independent Director

Maurice J. DeWald	Warren D. Fix
Independent Director	Independent Director

Peter N. Foss	Daniel S. Henson
Independent Director	Independent Director

Larry L. Mathis	Gary T. Wescombe
Independent Director	Independent Director

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 9, 2018
NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on July 9, 2018 at 9:00 a.m. local time, at the Westin Kierland, located at 6902 East Greenway Parkway, Scottsdale, Arizona 85254, for the following purposes:

Item
Proposal 1: The election of the ten director nominees named in this proxy statement, each to hold office for a one-year term expiring at the 2019 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies.

Proposal 2: a non-binding advisory vote to approve the compensation of our named executive officers (“NEOs”) (Say-on-Pay).
Proposal 3: The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2018.
Other Business: To transact such other business as may properly come before the 2018 Annual Meeting of Stockholders and any postponement or adjournment thereof.
These items are discussed in the accompanying proxy statement. The proxy statement is made a part of this Notice of Annual Meeting. Our stockholders of record as of the close of business on April 20, 2018, are entitled to notice of, and to vote at, the 2018 Annual Meeting of Stockholders. We reserve the right, in our sole discretion, to postpone or adjourn the 2018 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. HTA has made these materials available to you on the Internet, or upon your request, has delivered printed versions of these materials to you by mail. The proxy materials for the 2018 Annual Meeting of Stockholders, including this Notice of Annual Meeting and the accompanying proxy statement, are being made available to stockholders entitled to vote at the 2018 Annual Meeting of Stockholders on or about May 15, 2018.
Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 9, 2018: Your vote is important to us and, thus, we urge you to submit your proxy early. You may revoke your proxy at any time prior to its exercise. If you attend the 2018 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously voted or authorized a proxy to vote your shares. This proxy statement and our 2017 Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report”), are available electronically at our website at www.htareit.com. We are utilizing the U.S. Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and the 2017 Annual Report. The Notice contains instructions on how to access those documents and authorize your proxy online. The Notice also contains instructions on how each of those stockholders can receive a paper copy of the proxy materials, including this proxy statement, the 2017 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2018 Annual Meeting of Stockholders.

By Order of the Board of Directors,

Robert A. Milligan
Chief Financial Officer, Secretary and Treasurer

HEALTHCARE TRUST OF AMERICA, INC.
PROXY STATEMENT
The Board of Directors of Healthcare Trust of America, Inc. (“HTA” or the “Company”) is soliciting proxies for exercise at the 2018 Annual Meeting of Stockholders to be held on July 9, 2018 at 9:00 a.m. local time, at Westin Kierland, located at 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting. Unless otherwise indicated or required by the context, as used in this proxy statement, “the Company,” “we,” “us,” and “our” refer to HTA.
On or about May 15, 2018, the Notice and these proxy materials for the 2018 Annual Meeting of Stockholders, including this proxy statement, are being made available to stockholders entitled to vote at the 2018 Annual Meeting of Stockholders. We are utilizing the SEC rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and our 2017 Annual Report. The Notice contains instructions on how to access those documents and authorize a proxy online. The Notice also contains instructions on how each stockholder can receive a paper copy of the proxy materials, including this proxy statement, the 2017 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.
The following questions and answers relate to the 2018 Annual Meeting of Stockholders:
What is the purpose of the 2018 Annual Meeting of Stockholders?
The following table summarizes the proposals to be voted upon at the 2018 Annual Meeting of Stockholders and the Board of Directors voting recommendation with respect to each proposal.

Item	Vote Required	Routine/ Non-Routine	Director Voting Recommendation
Proposal 1: The election of the ten director nominees named in this proxy statement, each to hold office for a one-year term expiring at the 2019 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies.
	Majority of Votes Cast	Non-Routine	FOR
Proposal 2: A non-binding advisory vote to approve the compensation of our named executive officers (“NEOs”) (Say-on-Pay).	Majority of Votes Cast	Non-Routine	FOR
Proposal 3: The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2018.	Majority of Votes Cast	Routine	FOR
Management will also report on our accomplishments to date, including our business and our portfolio of properties. Management will also respond to questions from stockholders.
What happens if additional proposals are presented at the 2018 Annual Meeting of Stockholders?
Other than the matters described in this proxy statement, we are not aware of any additional matters to be presented for a vote at the 2018 Annual Meeting of Stockholders. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares in the Company as they see fit on any additional matters properly presented for a vote at the 2018 Annual Meeting of Stockholders.
Who is entitled to vote?
Only stockholders of record at the close of business on April 20, 2018, the record date for the 2018 Annual Meeting of Stockholders, are entitled to receive notice and to vote the shares of Class A common stock of the Company, $0.01 par value per share (the “common stock”), that they hold on that date at the 2018 Annual Meeting of Stockholders, including any postponement or adjournment thereof. As of the record date, we had 205,184,578 shares of common stock of the Company issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held as of the record date.

What is the difference between a “record holder” and stockholder who holds stock in “street name”?

Stockholders of Record: If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares in the Company and the Notice or proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders: If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name”. The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the 2018 Annual Meeting of Stockholders. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares of common stock in the Company held in your account.

How do I vote?
If you are a stockholder of record of the Company, you may vote or authorize a proxy to vote your shares in one of the following ways:
If you hold shares of common stock of the Company in street name, you may direct how your shares are voted at the 2018 Annual Meeting of Stockholders by submitting voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by the institution that holds your shares. As a beneficial owner of shares of the Company held in street name, you may not vote such shares of common stock of the Company in person at the 2018 Annual Meeting of Stockholders unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the 2018 Annual Meeting of Stockholders. Obtaining a “legal proxy” from your bank, broker or other nominee may take several days.
What are “routine” and “non-routine” matters and how are abstentions and broker non-votes counted?
A broker or other nominee holding shares for a beneficial owner may generally vote on “routine” matters without receiving voting instructions, but may not vote on “non-routine” matters without receiving voting instructions. A broker “non-vote” occurs when a broker, holding shares for a beneficial owner exercises its discretion to vote the uninstructed shares on a particular “routine” proposal but does not vote on a particular “non-routine” proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The election of directors (Proposal 1) and the non-binding advisory vote to approve the compensation of our NEOs (Proposal 2) are considered “non-routine” matters and, therefore, a broker may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with such proposals. Therefore, we strongly encourage you to instruct your broker on how you wish to vote your shares of the Company. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2018 (Proposal 3) is considered a “routine” matter and, therefore, a broker may vote shares of the Company held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with Proposal 3. For purposes of the foregoing proposals, abstentions and broker non-votes, if any, will not be counted as votes cast and, therefore, will not affect the outcomes of Proposal 1, Proposal 2 and Proposal 3. Pursuant to Maryland law, broker non-votes and abstentions are not considered votes cast, but are counted as present for quorum purposes.
What constitutes a quorum?
If stockholders entitled to cast a majority of all of the votes entitled to be cast are present at the 2018 Annual Meeting of Stockholders, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes, if any, will be considered present for determining the presence of a quorum.

Can I revoke my proxy after I have voted?
You may revoke your proxy at any time before the proxy is exercised at the 2018 Annual Meeting of Stockholders by:

•	delivering to our Secretary a written notice of revocation;

•
attending the 2018 Annual Meeting of Stockholders and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);

•	returning a properly signed proxy card bearing a later date than your first proxy card (if received before the 2018 Annual Meeting of Stockholders); or

•	authorizing a later dated proxy using the telephone or Internet (if received before the deadline for telephone or Internet proxies).
If you hold shares of common stock of the Company in street name, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
What vote is required to approve each proposal that comes before the 2018 Annual Meeting of Stockholders?

Election of directors: To elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualifies.

Advisory vote to approve the compensation of our NEOs: The affirmative vote of a majority of all votes cast at a meeting at which is a quorum is present is required for the non-binding, advisory vote to approve the compensation of our NEOs, as disclosed in this proxy statement. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

Ratification of auditors: To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.

How can I find the results of the 2018 Annual Meeting of Stockholders?
Preliminary results will be announced at the 2018 Annual Meeting of Stockholders. We intend to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2018 Annual Meeting of Stockholders.
What happens if the 2018 Annual Meeting of Stockholders is postponed or adjourned?
Your proxy will still be effective and will be voted at the rescheduled 2018 Annual Meeting of Stockholders. You will still be able to change or revoke your proxy until it is voted.
Who will bear the costs of soliciting votes for the 2018 Annual Meeting of Stockholders?
HTA will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Broadridge Financial Solutions to assist us in connection with the solicitation of proxies for a fee of $4,500, plus reasonable out-of-pocket expenses. In addition to the mailing of the Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Notice and proxy solicitation materials to our stockholders.
How do I get additional copies of SEC filings?
Copies of HTA’s financial reports, including its reports to the SEC filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules, but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. We file information electronically with the SEC, and the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants (including HTA) that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about the Company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking statements include information concerning possible or assumed future results of operations of the Company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other real estate assets that serve the healthcare industry;

•	economic fluctuations in certain states in which our property investments are geographically concentrated;

•	retention of our senior management team;

•	financial stability and solvency of our tenants;

•	supply and demand for operating properties in the market areas in which we operate;

•	our ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in our credit facilities;

•	changes in our credit ratings;

•	our ability to remain qualified as a REIT;

•	changes in accounting principles generally accepted in the United States, policies and guidelines applicable to REITs;

•	delays in liquidating defaulted mortgage loan investments; and

•	the risk factors set forth in our 2017 Annual Report or any subsequent filings with the SEC.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, us.

OVERVIEW OF 2017 PERFORMANCE

$2.7 BILLION IN 2017 INVESTMENTS	2.9% SAME-PROPERTY CASH NOI GROWTH	16 CRITICAL MASS MARKETS	29.9% LEVERAGE
HTA is a real estate investment trust (“REIT”) and the largest owner and operator of medical office buildings (“MOBs”) in the United States (“U.S.”). Our MOBs are held by special purpose entities that are primarily controlled by our operating partnership, Healthcare Trust of America Holdings, LP (“HTALP”). Our primary objective is to generate stockholder value through consistent and growing dividends and appreciation of real property values.
Since inception, we have invested $7.0 billion primarily in MOBs, development projects, land, and other healthcare real estate assets that are primarily located in 20 to 25 high quality markets that we believe possess above average economic and socioeconomic drivers. Our portfolio consists of approximately 24.1 million square feet of gross leasable area (“GLA”) throughout the U.S. As of December 31, 2017, approximately 70% of our portfolio was located on the campuses of, or adjacent to, nationally and regionally recognized healthcare systems. We believe these key locations and affiliations create significant demand from healthcare related tenants for our properties. Further, our portfolio is primarily concentrated within major U.S. metropolitan statistical areas (“MSAs”) that we believe will provide above-average economic growth and socioeconomic benefits over the coming years. As of December 31, 2017, we had approximately 1 million square feet of GLA in each of our top ten markets and approximately 93% of our portfolio, based on GLA, is located in the top 75 MSAs, with Dallas, Houston, Boston, Tampa and Atlanta being our largest markets by investment.
2017 Operating Portfolio Highlights
HTA is focused on providing steady and dependable cash flow growth by operating its existing portfolio of high quality MOBs through its sector leading, full service asset management platform. This platform operates 93% of our total portfolio and was started in 2011. HTA’s performance is demonstrated through consistently high tenant retention and leasing spreads, stable occupancy, expenses savings and margin expansion, as demonstrated through same store revenue growth, which leads to high levels of Same-Property cash net operating income (“NOI”) growth. For the year ended December 31, 2017, the Company continued its strong performance highlighted by the following:

•	Entered into new and renewal leases on approximately 2.7 million square feet of GLA resulting in a leased rate of 91.8% for the year ended December 31, 2017.

•	Achieved tenant retention for the Same-Property portfolio of 78%.

•	Maintained or increased our average rental rates, resulting in positive renewal spreads.

•	Utilized local and regional economies of scale to focus on operating cost efficiencies for our properties, which lead to rental margin expansion of our Same-Property portfolio of over 120bps.

•	Increased NOI 33.0%, or $104.7 million, to $421.8 million for the year ended December 31, 2017, compared to the year ended December 31, 2016.

•	Increased Same-Property Cash NOI 2.9%, or $8.0 million, to $284.8 million for the year ended December 31, 2017, compared to the year ended December 31, 2016.
For additional information on NOI and Same-Property Cash NOI, see “NOI, Cash NOI and Same-Property Cash NOI” below, which includes a reconciliation to net income and an explanation of why we present these non-generally accepted accounting principles (“GAAP”) financial measures.
2017 Investment Highlights
During the year, we invested approximately $2.7 billion to grow our portfolio GLA by 36%, or approximately 6.8 million square feet, including seven projects under development that were 87% pre-leased at the time of acquisition. The acquired portfolio consisted of some of the highest quality MOBs in the country and were primarily located in HTA’s key markets, allowing HTA to create operating scale in our key markets. Overall, the acquired portfolio was (i) approximately 80% located on or adjacent to health system campuses, (ii) 90% located in HTA’s existing key markets, (iii) 74% leased to major hospital systems, (iv) 93% leased with a 9.6 years weighted average lease term, and (v) new construction, with an average age of eight years, providing for limited capital requirements over the next five years.

Our investments in 2017 were highlighted by the Duke acquisition for an aggregate purchase price of $2.25 billion, net of development credits we received at closing. The Duke Acquisition consisted of (i) 71 properties totaling 5.2 million square feet of GLA that were 94% leased, (ii) five properties in development and two expansion properties totaling approximately 470,000 square feet of GLA that were 87% pre-leased, (iii) a 50% interest in an unconsolidated joint venture, and (iv) two parcels of land. We believe the Duke Acquisition was widely considered to be one of the highest quality portfolios in the U.S. and was competitively bid for sale. HTA ultimately won the portfolio bid given its ability to execute quickly, provide financial certainty, and by determining that it could obtain additional profitability from the transaction by operating the Duke acquisition under its asset management platform.
In addition to the Duke acquisition, the Company invested an additional $485.9 million to acquire approximately 1.6 million square feet of GLA primarily through the purchase of on-campus MOBs located in HTA’s key markets.
The Company moved quickly to execute on its acquisition and integration plans to maximize value for stockholders. Given our demonstrated acquisition capabilities, and the proximity of the assets to HTA’s key markets, we were able to quickly close on the majority of these assets within 60 days of announcement to minimize stockholder dilution from the capital raising process. The Company was also able to improve the profitability of these 2017 acquisitions through a combination of property management and building maintenance expense synergies, new leasing, and the completion of several development projects. By December 31, 2017, the Company was able to achieve run-rate property management and building synergies of approximately $6 million per annum, or over 4% of acquired in-place NOI. In addition, the Company had entered into new leases totaling approximately 1% of the acquired portfolio GLA. As a result, the Company had improved the run-rate yield on the acquired portfolio, as measured by run-rate cash NOI, from 5.0% at the time of acquisition to 5.2% by the end of the year.
In order to finance the Duke acquisition, we successfully raised approximately $4.4 billion in debt and equity capital. This included (i) $1.9 billion in common equity, net, through marketed transactions and use of our At-The-Market equity program, (ii) $900 million of senior unsecured bonds reflecting a 3.4% per annum average interest rate and duration of 7.7 years, (iii) $286 million of secured, seller financing, which was required by the seller in the Duke acquisition, reflecting a 4.0% per annum interest rate, and maturing in three equal annual installments beginning in 2018, and (iv) HTA, as guarantor, and HTALP, as borrower, entered into an amended and restated $1.3 billion unsecured credit agreement, which increased the amount available under our unsecured revolving credit facility to $1.0 billion and extended the maturity date thereof to June 30, 2022, and extended the maturity date under the $300.0 million unsecured term loan to February 1, 2023.
The combination of our best in class property management and leasing platform and Duke’s development platform created a full service platform that we believe can consistently deliver sustained growth. The 2017 acquisitions solidified HTA as the dominant owner and operator of medical office buildings located in key, gateway markets in the U.S.
Portfolio Operating Performance
In 2017, HTA continued to perform financially while also consummating and integrating its 2017 acquisitions. Its financial performance was highlighted by:

•	Increased total revenue 33.2%, or $153.1 million, to $614.0 million, for the year ended December 31, 2017, compared to the year ended December 31, 2016.

•
Increased net income attributable to common stockholders to $0.34 per diluted share, or $63.9 million for the year ended December 31, 2017, compared to $0.33 per diluted share, or $45.9 million, for the year ended December 31, 2016.

•
HTA’s Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), was $284.2 million for the year ended December 31, 2017, or $1.53 per diluted share, compared to $1.54 per diluted share, or $215.6 million, for the year ended December 31, 2016. For the year ended December 31, 2017, HTALP’s FFO was $285.8 million, or $1.54 per diluted HTALP Operating Partnership Unit (“OP Unit”), compared to $1.55 per diluted OP Unit, or $216.9 million, for the year ended December 31, 2016.

•
Increased HTA’s and HTALP’s Normalized FFO to $1.63 per diluted share and OP Unit, or $302.0 million, for the year ended December 31, 2017, an increase of $0.02 per diluted share and OP Unit, or 1.2%, compared to the year ended December 31, 2016.

For additional information on FFO and Normalized FFO, see “FFO and Normalized FFO” under the “Non-GAAP Financial Measures” below, which includes a reconciliation to net income attributable to common stockholders/OP unitholders and an explanation of why we present these non-GAAP financial measures.

Balance Sheet Flexibility
The Company has consistently targeted a low leveraged and flexible investment grade balance sheet to maximize stockholder performance. As a result, it purposely match funded its 2017 acquisitions with capital raised at the time of announcing such acquisitions. Given the capital market transactions, including the $1.9 billion of equity raised, the Company ended the year in a strong financial position highlighted by:

•
Low leverage consisting of 5.9x net debt (total debt less cash and cash equivalents) to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”) and 29.9% net debt to total market capitalization as of December 31, 2017.

•
High level of liquidity of approximately $1.2 billion consisting of approximately $1.0 billion of available revolving credit facility capacity, approximately $100 million of cash, and $75 million of additional equity proceeds issued on a forward basis in 2017 to be drawn in 2018.

•	Well-laddered debt maturities, which extend through 2027, with no significant exposure in any one year.

•	The weighted average remaining term of our debt portfolio was 5.7 years.
Stockholder Returns
Since our founding in 2006, we have been one of the top performing REITs in the U.S., generating total stockholder returns of 190%, which significantly outperforms the broader U.S. REIT Index and S&P 500 Index, measured from January 1, 2007 to December 31, 2017.

HTA Total Returns (Since Inception)
225%
175%
125%
75%
25%
-25%
-75%
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
HTA: 190%
S&P: 139%
RMS: 71%
HTA
US REIT Index (RMS)
S&P 500

In 2012, we listed our shares on the NYSE. Since that time we have continued to perform for stockholders, while (i) driving Same-Property Cash NOI growth averaging 3.0% per quarter, (ii) growing FFO per share to $0.42 for the fourth quarter, and (iii) investing over $7.0 billion. We have accomplished these goals while maintaining a conservative balance sheet, with leverage of 29.9% net debt to total market capitalization, and investment grade ratings of BBB/ Baa2. As a result, we have generated total stockholder returns of 128.7% from the date of our listing through December 31, 2017. Our total stockholder returns have significantly outperformed the broader MSCI US REIT Index and SNL U.S. Healthcare REIT index during this same period.

HTA Total Returns (Since Listing)
140%
120%
100%
80%
60%
40%
20%
0%
-20%
6/6/2012
6/6/2013
6/6/2014
6/6/2015
6/6/2016
6/6/2017
S&P: 128.7%
HTA: 94.1%
RMS: 67.4%
SNL: 42.4%
HTA
MSCI US REIT (RMS)
S&P 500
SNL HC REIT

In 2017, we generated annual returns of 7.5%. The percentage increase exceeded the SNL Healthcare Index by 770 basis points and MSCI US REIT Index by 240 basis points.

HTA 2017 Total Returns
20.0%
15.0%
10.0%
5.0%
0.0%
-5.0%
J
F
M
A
M
J
J
A
S
O
HTA: 7.3%
RMS: 5.1%
SNL: -0.2%
HTA
MSCI US REIT (RMS)
SNL U.S. REIT Healthcare

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board of Directors currently consists of ten directors, and all of these directors are being nominated to serve as directors pursuant to this proxy statement. Ms. Booth and Ms. Bowman were elected as directors on March 14, 2018. Our charter and bylaws provide for a minimum of three and a maximum of 15 directors. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated each of the following incumbent directors for reelection to our Board of Directors to serve until the 2019 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified: Scott D. Peters; W. Bradley Blair, II; Vicki U. Booth; Roberta B. Bowman; Maurice J. DeWald; Warren D. Fix; Peter N. Foss; Daniel S. Henson; Larry L. Mathis; and Gary T. Wescombe.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR” all nominees who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he or she will serve on the Board of Directors until the 2019 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies. If any nominee becomes unable or unwilling for good cause to serve as a director if elected, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors or for the balance of the nominees, leaving a vacancy, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or executive officers of HTA. Each of the nominees for election as a director has advised us that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her election as a director except that such nominees have agreed to serve as our directors if elected.
The Board of Directors recommends a vote “FOR” all nominees named below for election as directors.

Director Nominees
Biographical Information
The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Scott D. Peters
Chief Executive Officer, President and Chairman of the Board of Directors
Age: 60
Director Since: 2006
Committees: None

Biographical Description:
Mr. Peters has served as the Chairman of the Board of Directors since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company (“GBE”), our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of GBE, from its formation in September 2006. Through the time of its merger with GBE, Mr. Peters served as the Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as a director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company’s Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received a B.B.A. degree in Accounting and Finance from Kent State University.

Board Experience and Qualifications:
Mr. Peters has over 25 years of experience in managing publicly traded REITs and brings insight into all aspects of our business due to both his current role and his history with the Company. Mr. Peters co-founded the Company in 2006 and has served as our Chief Executive Officer since inception. Mr. Peters also has substantial expertise in finance, accounting and real estate, having previously served a variety of companies as chief financial officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and growth of the Company, as well as our current investment strategy.

W. Bradley Blair, II
Lead Independent Director of the Board of Directors
Age: 74
Director Since: 2006
Committees: Audit, Compensation, Nominating and
Corporate Governance, and Investment (Chair)

Biographical Description:
Mr. Blair was appointed as the lead independent director of our Board of Directors in December 2014 and has served as an independent director of the Company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During that term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of its operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group, a consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University in Bloomington, Indiana and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.

Board Experience and Qualifications:
Mr. Blair, the lead independent director of the Board of Directors, provides broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 40 years, including over 10 years as chief executive officer, president and chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

Vicki U. Booth
Independent Director of the Board of Directors
Age: 55
Director Since: 2018

Biographical Description:
Ms. Booth has served as an independent director of the Company since March 2018.  Ms. Booth currently serves as the President of the Ueberroth Family Foundation, which is actively engaged in working with groups and organizations focused on healthcare, human services and improving the lives of youth. Through these activities, Ms. Booth has established strong relationships within the healthcare community that provides her with strategic insights into health system plans. Her relationships have led to current roles as a Director for Hoag Hospital, part of the Providence St. Joseph Health system, and as a Member of the Texas Christian University (TCU) Chancellor’s Advisory Council. In addition, Ms. Booth currently serves as the chair of the steering committee of the Family Foundation Alliance and is a member of the Orange County Funders Roundtable. She is the past chair of the Board of Governors of the Orange County Community Foundation where she continues to chair the Community Impact Committee. Ms. Booth received her Bachelors of Arts degree from the University of Colorado.

Board Experience and Qualifications:
Ms. Booth, brings experience within the healthcare sector through the various positions she has held with healthcare universities and hospitals. These roles have allowed Ms. Booth to develop extensive relationships with leading healthcare communities and provided her with in-depth knowledge and understanding of the healthcare industry.

Roberta B. Bowman
Independent Director of the Board of Directors
Age: 62
Director Since: 2018

Biographical Description:
Ms. Bowman has served as an independent director of the Company since March 2018. Ms. Bowman spent 25 years at Duke Energy, the multinational energy provider, before retiring in January 2012 as Senior Vice President and Chief Sustainability Officer. In that role, Ms. Bowman served on the company’s Management Committee and led the company’s integrated response to environmental, social and governance (ESG) risks and opportunities. Her career at Duke Energy included executive leadership roles in public policy, government relations, environment health and safety, corporate communications and crisis management functions. She currently serves on the Board of Trustees of Blue Cross/Blue Shield of North Carolina, the state’s largest health insurer, and the Board of Directors of Echo Health Ventures. She also served on the Board of Directors for the Ladies Professional Golf Association from 2011 to 2017, serving as Board Chair in 2016-2017. She remains active in business as founding principal of Bowman Strategic Advisors, which provides consulting services in sustainability, energy, leadership and crisis management. Ms. Bowman received her Bachelor of Arts degree from Tufts University.

Board Experience and Qualifications:
Ms. Bowman, provides more than 25 years of management expertise. She has served in various executive roles and has a proven track record in public policy, government relations, environment health and safety, corporate communications and crisis management functions. She has served in various director roles with a number of companies over the past 10 years, and has expertise in health insurance, executive compensation and best practices in ESG issues.

Maurice J. DeWald
Independent Director of the Board of Directors
Age: 78
Director Since: 2006
Committees: Audit, Compensation, Nominating and
Corporate Governance, and Risk Management

Biographical Description:
Mr. DeWald has served as an independent director of the Company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a director of Targeted Medical Pharma, Inc. Mr. DeWald previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors and the managing partner of the Orange County, Los Angeles, and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald received a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Board Experience and Qualifications:
Mr. DeWald, based on his 30 year career with the international accounting and auditing firm of KPMG LLP, offers substantial expertise in accounting and finance. Mr. DeWald also has over 15 years of experience as a director of a number of companies in the healthcare, financial, banking and manufacturing sectors.

Warren D. Fix
Independent Director of the Board of Directors
Age: 79
Director Since: 2006
Committees: Audit, Compensation (Chair) and
Investment

Biographical Description:
Mr. Fix has served as an independent director of the Company since September 2006. Mr. Fix also serves as a director of First Foundation, Inc. and First Foundation Bank. Until November of 2008, when he completed the entity’s dissolution, he served for five years as the Chief Executive Officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, with The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his B.A. degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.

Board Experience and Qualifications:
Mr. Fix offers financial and management expertise, with particular industry knowledge in real estate, hospitality, agriculture and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors, for over 40 years.

Peter N. Foss
Independent Director of the Board of Directors
Age: 74
Director Since: 2015
Committees: Audit, Compensation, Nominating and
Corporate Governance (Chair), and Investment

Biographical Description:
Mr. Foss has served as an independent director of the Company since April 2015. Mr. Foss was President of General Electric Company’s (“GE”) Olympic Sponsorship and Corporate Accounts from 2003 until his retirement in February 2013. In addition, Mr. Foss was General Manager for Enterprise Selling at GE, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. Mr. Foss was rehired by GE in November 2013 to serve as the leader of the GE/NFL Brain Research Program. He has been with GE for 35 years and, prior to his most recent positions, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles with GE, including introducing LEXAN® film in the 1970s, and was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves on the boards of First Tennessee National Association, formerly known as Capital Bank, N.A., and Polymer Group, Inc., a Blackstone Group portfolio company. Mr. Foss previously served on the board of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp. In addition, Mr. Foss serves as the President of the ALS Finding a Cure Foundation. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Board Experience and Qualifications:
Mr. Foss offers significant experience in marketing and sales based on his over 30 year career at GE.  During his time at GE, he had extensive involvement with the healthcare industry. In addition to leading GE’s global sales efforts, which included its global Healthcare division, he was also instrumental in founding the GE/NFL Brain Research Program. These roles allowed Mr. Foss to develop extensive relationships with leading healthcare providers and also provided him with a keen understanding of the changing delivery of healthcare. These relationships and his significant business experience at GE provide the Board of Directors insight regarding matters affecting trends in the healthcare industry.

Daniel S. Henson
Independent Director of the Board of Directors
Age: 57
Director Since: 2016
Committees: Investment and Risk Management (Chair)

Biographical Description:
Mr. Henson has served as an independent director of the Company since April 2016.  Mr. Henson currently serves as an advisor to Blackstone Group, which includes roles as the non-executive Chairman of Alight Solutions formerly part of Aon Hewitt, the non-Executive Chairman of Exeter Finance Corp., and a Director of OnDeck. Prior to that, Mr. Henson spent 25 years in various leadership capacities at the General Electric Company (“GE”) including roles as Executive Vice President of GE Capital, overseeing commercial lending and leasing businesses in North America and the Chief Marketing Officer GE.  As a GE Capital Leader, Mr. Henson ran the largest segment of the biggest non-bank financial institution in the U.S., and was a member of the GE Corporate Executive Council.  Mr. Henson was responsible for the restructuring of GE Capital’s North American lending and leasing businesses after the 2008 financial crisis, where he merged ten product platforms into a single segment, leveraging shared functional leadership and operational centers of excellence and reducing expenses. He had an integral role at GE in risk management and compliance, including risk assessments. He formed a variety of strategic joint ventures and has a global market perspective having spent three years in Mexico and three years in London with GE Capital.  Mr. Henson earned a B.A. degree from George Washington University’s School of Government and Business Administration in Washington, D.C.

Board Experience and Qualifications:
Mr. Henson provides more than 25 years of knowledge and expertise in the financial services industry focusing on financial structures, including real estate investments in the healthcare industry, mergers and acquisitions, as well as forming strategic joint ventures. He has a proven track record in developing and implementing strategic plans and initiatives, while also focusing on organization development, financial and operational risk management as well as compliance.

Larry L. Mathis
Independent Director of the Board of Directors
Age: 74
Director Since: 2007
Committees: Audit, Nominating and Corporate
Governance, and Risk Management

Biographical Description:
Mr. Mathis has served as an independent director of the Company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance and strategy, and is the author of The Mathis Maxims, Lessons in Leadership.  For over 35 years, Mr. Mathis held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis was the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, including the last 14 years as Chief Executive Officer before his retirement in 1997. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives (“ACHE”), and he has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. For his work in the healthcare field, Mr. Mathis was inducted into the ACHE and Modern Healthcare Hall of Fame in 2016. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the Compensation Committee of Centerpulse, Inc., and from 2004 to 2014 was a member of the board of directors and Chairman of the nominating and governance committee of Alexion Pharmaceuticals, Inc. (Nasdaq:ALXN). Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University and a M.A. degree in Health Administration from Washington University in St. Louis, Missouri.

Board Experience and Qualifications:
Mr. Mathis brings extensive experience in the healthcare industry, having held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States for over 35 years, including serving as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. He was the founding President and Chief Executive Officer of Methodist Hospital System in Houston, Texas, and has served as an executive consultant in the healthcare sector for over ten years.

Gary T. Wescombe
Independent Director of the Board of Directors
Age: 75
Director Since: 2006
Committees: Audit (Chair), Investment, and Risk
Management

Biographical Description:
Mr. Wescombe has served as an independent director of the Company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also a director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from San Jose State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.

Board Experience and Qualifications:
Mr. Wescombe provides expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

CORPORATE GOVERNANCE

Independent Director Nominees 9 of 10	Full Board Meetings 9	Frequency of Board Elections Annually	% of New Members Since 2015 40%
Our Board of Directors is committed to representing stockholders and providing a high level of corporate governance. We engage with our investors on corporate governance best practices and trends through involvement with investor one-on-one meetings, attendance at conferences, and organization of property tours. In response to our investors over the past three years, the Board of Directors has taken several actions that it believes promotes long-term value creation, transparency and full representation of the Company’s and stockholders’ best interests. The actions of our Board over the last three years include:
Timeline of Board Actions

2018
»	Adopted bylaw amendments to address proxy access and to grant stockholders the power to approve direct bylaw amendments on specified terms.
»	Implemented a Board member retirement age of 78 (with a two-year transitional period).
»	Increased Board diversification and elected two female directors.
»	Evaluated and established an updated evaluation framework for the executive’s 2018 long-term equity incentive plan.
2017
»	Opted out of the provisions of MUTA that would allow a staggered board without prior stockholder approval.
»	Revised the Board of Directors’ Committee composition.
2016
»	Appointed a lead independent director to the Board of Directors.
»	Eliminated CEO single trigger “walkaway” severance provision in response to stockholder feedback.
2015
»	Appointed the first new independent director to the Board of Directors since listing in 2012.
»	Removed the gross acquisitions target as a performance metric under the annual compensation incentive plan in response to stockholder feedback.
Key Corporate Governance Changes Since our 2016 Annual Meeting of Stockholders
Our Board of Directors is committed to representing the best interests of the Company and utilizing best practices in its corporate governance. The Board of Directors regularly communicates with stockholders and monitors trends and practices in corporate governance. Since our 2016 Annual Meeting of Stockholders, our Board of Directors has taken several actions related to corporate governance best practices, including the following:

•
Increased Board Diversity. In March 2018, the Board of Directors addressed gender diversity at the Board level by electing two high-quality female directors, Vicki U. Booth and Roberta B. Bowman, to the Board.

•
Opting out of the Maryland Unsolicited Takeovers Act (“MUTA”). In July 2017, the Board of Directors adopted a resolution prohibiting us from electing to be subject to Section 3-803 of Subtitle 8 of Title 3 of Maryland General Corporation Law (the “MGCL”) which is commonly referred to as MUTA. Section 3-803 of the MGCL, together with other provisions of Subtitle 8 of Title 3 of the MGCL, permits the board of directors of a Maryland corporation and at least three independent directors elect to classify the board of directors without stockholder approval. By adopting this resolution, HTA will be prohibited from classifying the Board of Directors without first obtaining stockholder approval.

•
Proxy Access. On April 23, 2018, the Board of Directors amended the Company’s bylaws to address proxy access. In summary, the amendment permits qualifying stockholders, or a qualifying group of no more than 20 stockholders, that have continuously owned at least 3% of the Company’s outstanding shares of common stock throughout at least a three-year period, to nominate and to require the Company to include in its proxy materials director nominees constituting up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s amended bylaws and subject to the terms and conditions therein. Proxy access candidates may be nominated pursuant to the Company’s amended bylaws beginning with the 2019 Annual Meeting of Stockholders.

•
Stockholder Direct Amendment of the Bylaws. On April 23, 2018, the Board of Directors further amended the Company’s bylaws to permit stockholders to amend the Company’s bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter, pursuant to a binding proposal submitted by any stockholder or group of up to five stockholders holding at least 1% of the outstanding shares of the Company’s common stock continuously for at least one year (the “Ownership Threshold”). A stockholder proposal may not alter or repeal any provision (i) providing for indemnification of directors and officers of the Company, or (ii) which addresses procedures for amendment of the bylaws, in either case, without the approval of the Board of Directors.

The Company believes the Ownership Threshold enables stockholders who hold a meaningful stake in the Company for more than a brief period of time to propose binding amendments to the Company’s bylaws.

•
Board Age Policy. The Nominating and Corporate Governance Committee and the Board of Directors approved an amendment to the Nominating and Corporate Governance Committee’s charter to by effective from and after the 2020 Annual Meeting of Stockholders providing that an individual who would be 78 (i) at the time of election to the Board shall not be nominated for initial election to the Board, and (ii) at the time of re-election to the Board shall not be nominated for re-election to the Board, however, in the latter case, the Committee may recommend, and the Board may approve, the nomination for re-election of a director who would be age 78 at the time of re-election, if, in light of all the circumstances, the Board determines, on the recommendation of the Committee, that it is in the best interests of the Company and its stockholders.

Board of Directors
The Board of Directors held nine meetings during the year ended December 31, 2017. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the year and the total number of meetings held by all committees of the Board of Directors on which such members served during the periods in which they served.
Board Leadership Structure
The Nominating and Corporate Governance Committee and the Board of Directors believe it is important to select the Chairman of the Board of Directors (the “Chairman”) and Chief Executive Officer in the manner they consider in the best interests of the Company at any given point in time. The members of the Nominating and Corporate Governance Committee and the Board of Directors possess considerable business experience and in-depth knowledge of the issues the Company faces and, therefore, are in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Nominating and Corporate Governance Committee and the Board of Directors believe that the most effective leadership structure for the Company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board of Directors and management and provides unified leadership for developing and implementing our strategic initiatives and business plans.
Lead Independent Director
The lead independent director’s specific responsibilities include, among other things, presiding over all meetings at which the Chairman is not present, including executive sessions of independent directors, calling meetings of independent directors, functioning as a liaison with the Chairman, approving board meeting agendas and scheduling and conferring with the Chairman on strategic planning matters and transactions. In July 2018, Mr. Blair will be eligible for relection by the Nominating and Corporate Governance Committee as lead independent director for a term of one year until the 2019 Annual Meeting of Stockholders. Any subsequent lead independent director shall be elected annually for a term of one-year. The Board of Directors believes this allocation of responsibility provides for effective leadership while maintaining independence.
A full list of the lead independent director’s duties and responsibilities is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.
Director Attendance at Annual Meetings of Stockholders
Although we have no policy with regard to attendance by the members of the Board of Directors at our annual meetings of stockholders, we invite and encourage the members of the Board of Directors to attend our annual meeting of stockholders to foster communication between our stockholders and the Board of Directors. All of our directors attended the 2017 Annual Meeting of Stockholders in person or telephonically.

Contacting the Board of Directors
Any stockholder or other interested party who desires to contact members of the Board of Directors may do so by writing to Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. The lead independent director or the independent directors as a group may also be contacted by writing to Healthcare Trust of America, Inc., Independent Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors, or to one or more independent directors as deemed appropriate by our Secretary, depending on to whom the communication is addressed or other facts and circumstances set forth in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.
Director Independence
We currently have a ten member Board of Directors. Our independent directors meet throughout the year in regularly scheduled executive sessions. Our charter provides that a majority of our directors must be “independent directors”. We consider W. Bradley Blair, II, Vicki U. Booth, Roberta B. Bowman, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Daniel S. Henson, Larry L. Mathis and Gary T. Wescombe to be “independent directors” as defined in our charter and under NYSE and SEC rules. Our Nominating and Corporate Governance Committee evaluates each of our named director’s, other than Mr. Peters’, independence on an annual basis by considering, various factors, including, among others, any conflicts of interest. As currently defined in our charter, the term “independent director” means:
“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”
In addition, our Audit Committee members qualify as independent under the NYSE’s and SEC’s rules applicable to Audit Committee members.
Risk Management
The Board of Directors and each of its committees serve an important function in overseeing the management of the Company’s risks. The Board of Directors regularly reviews our material risks and exposures, including operational, strategic, financial, legal and regulatory risks. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating the consideration of risks and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to our senior executives, our Board of Directors and appropriate committees of our Board of Directors. Our Board of Directors maintains oversight of the Company’s risk management activities through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment, and Risk Management Committees.
The Risk Management Committee has primary responsibility at the Board of Directors level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management and our Board of Directors any significant risks or exposures faced by us, the steps management has taken to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Investment Committee reviews the risks associated with our acquisitions. The Nominating and Corporate Governance Committee reviews the management of risks relating to regulatory compliance and our corporate governance policies.
Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these committees. In addition, members of management responsible for managing our risk periodically report to the Board of Directors regarding risk management matters.

Committees of the Board of Directors
Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.
The table below lists the current chairs and membership of the Board on each standing Board committee, the independence status of each member and the number of meetings held by each committee during the year ended December 31, 2017.

Name	Independence	Audit	Compensation	Nominating & Corporate Governance	Investment	Risk Management
Scott D. Peters Chairman and CEO		—	—	—	●	—
W. Bradley Blair, II Lead Independent Director	✓	●	●	●	C	—
Maurice J. DeWald	✓	●	●	●	—	●
Warren D. Fix	✓	●	C	—	●	—
Peter N. Foss	✓	●	●	C	●	—
Daniel S. Henson	✓	—	●	—	●	C
Larry L. Mathis	✓	●	—	●	—	●
Gary T. Wescombe	✓	C	—	—	●	●
Number of Meetings		9	6	6	9	5
C = Chairman
● = Member
The primary responsibilities of the committees listed above are as follows:
Audit Committee
The primary responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. Under our Audit Committee charter, the Audit Committee must be comprised solely of independent directors. Mr. Wescombe has been designated as the Audit Committee financial expert.
Compensation Committee
The primary responsibilities of the Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our executive officers, prepare the report on executive compensation for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. Under the Compensation Committee charter, the Compensation Committee must be comprised solely of independent directors.
Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the “Compensation Discussion and Analysis” section below.
Nominating and Corporate Governance Committee
The primary responsibilities of the Nominating and Corporate Governance Committee are to identify qualified individuals to become members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program.

The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Recommendations should be delivered to Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this proxy statement.
Stockholders who wish to nominate an individual for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II, Section 11 of our current bylaws and within the time periods set forth herein under the section titled “Proposals for 2019 Annual Meeting of Stockholders.”
The Company’s stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of the Company’s amended bylaws, pursuant to which qualifying stockholders, or a qualifying group of up to 20 stockholders, owning at least 3% of the outstanding shares of common stock of the Company throughout at least a three-year period, may nominate up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials, subject to complying with the requirements contained in Article II, Section 13 of our amended bylaws.
In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (iv) have sufficient time available to devote to our affairs; (v) represent the long-term interests of our stockholders as a whole; and (vi) represent a diversity of background and experience. In addition, candidates with healthcare relationships and real estate experience are given preferential consideration.
We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board of Directors as a whole when identifying and selecting nominees for the Board of Directors.
Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
Investment Committee
The primary responsibility of the Investment Committee is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject proposed acquisitions that have a purchase price of less than $25 million, but does not have the authority to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also serves in an active role in overseeing the management of our portfolio, including budgeting and asset management.
Risk Management Committee
The primary responsibilities of the Risk Management Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our management team, general counsel and auditors: (i) material risks or exposures associated with the conduct of our business; (ii) internal risk management systems management has implemented to identify, minimize, monitor or manage such risks or exposures; and (iii) management’s policies and procedures for risk management.

Committee Charters
The committees listed above have adopted written charters under which they operate. These charters, as well as the corporate governance guidelines that provide the framework for the governance of the Board of Directors and our Company, are available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Chief Accounting Officer, Controller and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, without limitation, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website at www.htareit.com, as necessary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act in the best interest of our stockholders. However, we cannot assure you that the independent directors will be able to eliminate or reduce the risks related to these conflicts of interest. We have adopted certain restrictions and procedures to address these conflicts, as described below.
Interests in Our Investments
We are permitted to make or acquire investments in which our directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.
Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•
We will not purchase or lease any asset (including any property) in which any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•
We will not sell or lease assets to any of our directors or officers or any of their affiliates unless a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, determine that the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•
We will not make any loans to any of our directors or officers or any of their affiliates (other than loans to our wholly-owned subsidiaries). In addition, any loans made to us by our directors or officers or any of their affiliates must be approved by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•
We will not invest in any joint ventures with any of our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, determine that the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.

Our Board of Directors recognizes that transactions between us and any of our directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the Company and our stockholders. Therefore, as a general matter and consistent with our charter and Code of Ethics, it is our preference to avoid such transactions. To date there have been no such related party transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our Board of Directors has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of our Board of Directors will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for its review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are: (i) in, or are not inconsistent with, the best interests of us and our stockholders, as the Nominating and Corporate Governance Committee determines in good faith; (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person; and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.

In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it, including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director’s immediate family members are related persons.
The Board has barred any future pledging of Company common stock by directors and executive officers.  Subject to the approval of the Board, in its sole discretion, pledging of OP Units may occur in limited circumstances because of the limited liquidity of the OP Units and the absence of an active trading market in the OP Units. The Board’s consideration of whether to grant directors and executive officers the right to pledge OP Units shall be subject to the Board’s determination that the pledgor does not intend to pledge a “significant” amount of OP Units, among other factors. Significance shall be determined by the Board based upon the magnitude of the aggregate pledged OP Units relative to the Company’s total common stock outstanding, the market value thereof and the trading volume thereof, among other factors. Additionally, common stock subject to stock ownership and holding requirements shall not include pledged OP Units.

COMPENSATION OF DIRECTORS
Our independent directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our Amended and Restated 2006 Incentive Plan (the “2006 Incentive Plan”), as amended (the “Director Plan”).
Our current director compensation policy as set forth in the Director Plan is as follows:

Service Description	Annual Amount
Annual stock award	$100,000
Initial stock award (pro-rated)	100,000
Annual retainer	50,000
Lead independent director retainer	35,000
Audit committee chairman	15,000
All other committee chairmen	12,500
Meeting fees (1)	1,500

(1) Each independent director will be entitled to a meeting fee of $1,500 for each additional individual committee and board meeting after the first four individual committee and board meetings.
Equity Compensation.    Upon initial election and re-election to our Board of Directors, an independent director receives an award of restricted shares of the Company’s common stock under the Director Plan, with the number of shares determined by dividing $100,000 by the closing price on the date prior to the grant and, in the case of a grant made in connection with a director’s initial election to our Board of Directors, such dollar amount is pro-rated based on the number of days remaining in the 365-day period following the last annual meeting of stockholders. The Board of Directors may, in its discretion, approve additional grants to directors from time to time on such terms as it may determine. All the awards of restricted common stock granted to our independent directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.
Expense Reimbursement.    We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors. Additionally, our directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
Independent directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a director. The compensation paid to Mr. Peters is presented below under “Executive Compensation.”
Director Ownership of Company Common Stock. In order to help ensure alignment of interests of the Company’s directors and the Company’s stockholders, the board of directors of the Company has determined that all non-executive directors of the Company shall hold not less than $250,000 of the Company’s common stock throughout their tenure as members of the Company’s board, subject to the right to accumulate the foregoing level of ownership of the Company’s common stock over three years. This alignment is intended to strengthen board governance and overall stewardship of the Company by enhancing long-term stockholder value and business success.

Director Compensation Table - Fiscal 2017
The following table sets forth the compensation earned by our independent directors for the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
W. Bradley Blair, II	147,500	100,009	247,509
Maurice J. DeWald	97,000	100,009	197,009
Warren D. Fix	105,000	100,009	205,009
Peter N. Foss	110,000	100,009	210,009
Daniel S. Henson	97,000	100,009	197,009
Larry L. Mathis	85,500	100,009	185,509
Gary T. Wescombe	101,000	100,009	201,009

(1) On July 12, 2017, each of the independent directors re-elected at our 2017 Annual Meeting Stockholders received a grant of 3,389 shares of restricted common stock in us. The awards on July 12, 2017 had a grant date fair value of $100,009. As of December 31, 2017, each of the independent directors held 7,146 unvested shares of restricted common stock, except for Mr. Foss and Mr. Henson who held 6,478 and 4,954 unvested shares of restricted common stock, respectively. For more information regarding the grant date fair value of awards of restricted common stock see Note 10, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2017 Annual Report.

Compensation Committee Interlocks and Insider Participation
During 2017, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, and Daniel S. Henson, all of whom are independent directors of the Company, served on our Compensation Committee. None of our independent directors was an officer or employee of the Company in 2017 or any time prior thereto. During 2017, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of another entity, any of whose executive officers served as a member of our Board of Directors or our Compensation Committee.

EXECUTIVE OFFICERS
The following table and biographical descriptions set forth information with respect to our executive officers as of December 31, 2017. Mr. Engstrom, Executive Vice President - Acquisitions, resigned from his position with the Company effective April 23, 2017.

Scott D. Peters Chief Executive Officer, President Chairman of the Board Age: 60 Term of Office: 2006
For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Director Nominees - Biographical Information” above.

Robert A. Milligan Chief Financial Officer Age: 37 Term of Office: 2014

Mr. Milligan has served as our Chief Financial Officer since September 2014. Mr. Milligan served as the Company’s Executive Vice President of Corporate Finance and Capital Markets since July 2014 before which time he served as the Senior Vice President of Corporate Finance from January 2013 to July 2014 and the Director of Finance from January 2012 to January 2013. Mr. Milligan joined the Company in 2012. Before joining the Company, Mr. Milligan served as a Vice President at Bank of America Merrill Lynch, where he worked from July 2007 to January 2012. From June 2003 to July 2007, he served in various corporate finance capacities at General Electric. Mr. Milligan holds a BS degree in Finance and Economics from Arizona State University and an MBA degree from the University of Chicago.

Amanda L. Houghton Executive Vice President - Asset Management Age: 36 Term of Office: 2011

Ms. Houghton has served as our Executive Vice President - Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton has experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manager of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over two million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhaeuser Realty Investors in Irvine, California. Prior to Weyerhaeuser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California, and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton received a B.B.A degree in Finance and a B.A. degree in Public Policy from Southern Methodist University. Ms. Houghton holds the Chartered Financial Analyst designation and is a member of the CFA Institute and Commercial Real Estate Women (CREW).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of April 20, 2018 what we believe to be, based on publicly available information, the number and percentage of shares of common stock beneficially owned by: (i) each director; (ii) each NEO; (iii) all directors and executive officers as a group; and (iv) each person who beneficially owns more than 5% of the Company’s outstanding shares of common stock. The percent of common stock is based on 205,184,578 shares of our common stock outstanding as of April 20, 2018.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Directors and Executive Officers:
Scott D. Peters (3)	915,339	**
Robert A. Milligan	145,264	**
Amanda L. Houghton	192,823	**
W. Bradley Blair, II	124,950	**
Vicki U. Booth	1,282	**
Roberta B. Bowman	1,282	**
Maurice J. DeWald	117,950	**
Warren D. Fix	128,039	**
Peter N. Foss	11,283	**
Daniel S. Henson	17,130	**
Larry L. Mathis	120,712	**
Gary T. Wescombe	135,450	**
Directors and executive officers as a group (12 persons)	1,911,504	0.9%
Other Stockholders:
The Vanguard Group, Inc. (4)	31,732,285	15.5%
Cohen & Steers, Inc. (5)	29,873,686	14.6%
BlackRock, Inc. (6)	14,149,117	6.9%
Vanguard Specialized Funds - Vanguard REIT Index Fund (7)	13,508,978	6.6%
Daiwa Asset Management Co. Ltd. (8)	12,331,354	6.0%

* Unless otherwise indicated, the address is c/o Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona, 85254.
** Represents less than 1% of our outstanding common stock.
(1) Beneficial ownership includes outstanding shares of the Company and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2) Amount includes vested LTIP units as of April 26, 2017 which are convertible into shares of common stock as follows: 500,000 for Mr. Peters, 7,500 for Mr. Milligan, 97,500 for Ms. Houghton and 67,500 for each of Mr. Blair, Mr. DeWald, Mr. Fix, Mr. Mathis and Mr. Wescombe.

(3) Mr. Peters has pledged a portion of his founder’s OP Units, which have limited liquidity, not subject to an active trading market, and are subject to significant tax impacts upon sale, to a lending institution as security for a revolving loan facility. The portion of the OP Units so pledged are an insignificant portion of Mr. Peters’ holdings in the Company. The Company restricts the pledging of any common stock holdings by members of the Board or executives of the Company.

(4) Based solely on the information in Schedule 13G/A, dated February 7, 2018, filed with the SEC by The Vanguard Group, Inc., located at 100 Vanguard Blvd., Malvern, PA, 19355. The report states as of December 31, 2017 that The Vanguard Group, Inc. had sole voting power over 345,676 shares, shared voting power over 274,209 shares, sole dispositive power over 31,365,695 shares and shared dispositive power over 366,590 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 92,381 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 527,504 shares as a result of its serving as investment manager of Australian investment offerings.

(5) Based solely on the information in Schedule 13G/A, dated February 14, 2018, filed with the SEC by Cohen & Steers, Inc., located at 280 Park Avenue, 10th Floor, New York, NY, 10017. The report states as of December 31, 2017 that Cohen & Steers, Inc. had sole voting power over 16,694,974 shares and sole dispositive power over 29,873,686 shares. Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, Inc., had sole voting power over 16,694,974 shares and sole dispositive power over 29,844,514 shares. Cohen & Steers UK Limited, an affiliate of Cohen & Steers, Inc., had sole dispositive power over 29,172 shares.

(6) Based solely on the information in Schedule 13G, dated January 24, 2018, filed with the SEC by BlackRock, Inc., located at 55 East 52nd Street, New York, NY, 10055. The report states as of December 31, 2017 that BlackRock, Inc. had sole voting power over 13,243,185 shares and sole dispositive power over 14,149,117 shares.

(7) Based solely on the information in Schedule 13G, dated February 1, 2018, filed with the SEC by Vanguard Specialized Funds - Vanguard REIT Index Fund, located at 100 Vanguard Blvd., Malvern, PA 19355. The report states as of December 31, 2017 that Vanguard Specialized Funds - Vanguard REIT Index Fund had sole voting power over 13,508,978 shares.

(8) Based solely on the information in Schedule 13G, dated February 1, 2018, filed with the SEC by Daiwa Asset Management Co. Ltd., located at GranTokyo North Tower 9-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-6753. The report states as of December 31, 2017 that Daiwa Asset Management Co. Ltd. had sole voting power over 12,331,354 shares, sole dispositive power over 31,950 shares and shared dispositive power over 12,299,404 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2017 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2017.

PROPOSAL NO. 2
 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and the narratives accompanying those tables). This non-binding advisory vote is referred to in this proxy statement as a “say-on-pay” vote.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the annual meeting:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the compensation tables above and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values input from our stockholders, and will consider the outcome of the vote when making future compensation decisions for NEOs.
The Company’s current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next say-on-pay vote will be held at the 2019 Annual Meeting of Stockholders.
The Board of Directors recommends a vote “FOR” Proposal 2.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for 2017 with respect to our NEOs, and the material factors that we considered in making those decisions. Following this CD&A, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2017 by the following NEOs:

Name	Title(s)
Scott D. Peters	Chief Executive Officer, President and Chairman of the Board
Robert A. Milligan	Chief Financial Officer, Secretary and Treasurer
Amanda L. Houghton	Executive Vice President - Asset Management
Mark D. Engstrom (1)	Former Executive Vice President - Acquisitions

(1) Mr. Engstrom resigned from his position with the Company effective April 23, 2017.
Compensation Philosophy and Objectives
Our Compensation Committee is charged with setting compensation for our NEOs. Pursuant to the terms of our Compensation Committee charter, our Compensation Committee has oversight over all of our compensation programs, including plans and programs relating to cash compensation, incentive compensation and equity-based awards.
The objectives of our executive compensation program are set forth below:

•	attract, retain and motivate talented executives;

•
link compensation realized with the achievement of pre-established short and long-term financial and strategic goals, as well as our Compensation Committee’s assessment of an individual’s overall contributions generally and to the achievement of our corporate goals and objectives;

•	align management and stockholder interests by encouraging long-term value creation; and

•	maintain compensation and corporate governance practices that are designed to create value for our stockholders.
Our Compensation Committee recognizes that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. An important objective of our Compensation Committee is to align the financial interests of our executives with those of our stockholders by maintaining a performance and achievement-focused culture that provides our executives with competitive cash incentive opportunities and long-term, equity incentive compensation for strong performance measured against key financial and strategic goals.

Compensation Best Practices
The Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features include the following:

What We Do
DO appoint a Compensation Committee comprised solely of independent directors
DO conduct annual compensation risk assessments
DO use an independent compensation consultant
DO align annual bonus and performance by linking 60% of our CEO’s short-term incentive plan (50% for other NEOs) to the achievement of a balanced mix of quantitative, at-risk performance tied to Company strategic objectives

DO align long-term equity incentive and performance by linking 50% of our NEOs long-term incentive plan compensation to the achievement of quantitative, at-risk performance tied to future Company returns

DO review compensation policies and practices as part of overall review of material risks or exposures associated with internal and external risks
DO provide standardized severance and change-in-control benefits for NEOs
DO maintain stringent stock ownership guidelines (6x base salary for the CEO and 4x base salary for all other NEOs
DO submit our executive compensation program for our NEOs to say-on-pay advisory votes for stockholder consideration
DO restrict future pledging of Company common stock by directors and executive officers

What We Do NOT Do
NO material perquisites
NO guaranteed cash incentives, equity compensation or salary increases for existing NEOs
NO “single-trigger” change in control cash payments or acceleration of equity awards
NO change-in-control tax gross ups for any NEO
NO equity plan evergreen provisions
NO future pledges of Company common stock by directors or executive officers

2017 Compensation Components
During 2016, we entered into new employment agreements with each of our NEOs. We believe it was appropriate to enter into these agreements with our NEOs to promote the stability of our management team. The agreements were based on market compensation data compiled by our independent compensation consultant, the respective executive’s relative experience, each executive’s contributions to the Company’s performance over time, and their importance to the Company’s performance on a forward-looking basis. The compensation structure and metrics are evaluated on an annual basis, including in 2017 as part of the broader independent compensation consultant review. As of December 31, 2017, the components of our executive’s compensation are as follows:

Component	Component Description	% of CEO Total Target Compensation
Annual Base Salary	The annual base salary provides the fixed portion of total compensation of our NEOs and is intended to attract and retain talented individuals and to reward core competence of each executive in their respective roles relative to skill, experience and contributions to us.	17%

Annual Bonus	The annual bonus is intended to reward achievement of performance objectives and is tied to our annual business plan and objectives. The annual bonus is determined by the Compensation Committee and includes both predetermined Company Performance Metrics (60% of the bonus for Mr. Peters and 50% of the bonus for the other NEOs) and Individual Performance Targets (40% of the bonus for Mr. Peters and 50% of the bonus for the other NEOs).	33%

Long-Term Equity Incentives
The long-term equity incentives are intended to provide additional incentives to achieve performance goals, to help create long-term value for the Company’s stockholders, and to attract and retain key executives. The long-term equity incentives awards for each year are based 50% on the Company’s achievement of pre-established corporate metrics and 50% on the Compensation Committee’s assessment of the NEO’s individual performance. Incentives are paid annually to the executives following the Compensation Committee’s review of performance for the applicable period in the form of restricted stock which vests over future periods.
		50%

Component	Component Description	% of CEO Total Target Compensation
One-Time Awards
The Compensation Committee may award executives with (i) one-time equity awards tied to the execution of new employment agreements or (ii) one-time cash or equity awards for actual and specific performance throughout the year or in such other circumstances as the Compensation Committee may determine to be appropriate.

Although not targeted, the Compensation Committee awarded certain one-time awards in 2017 in recognition of the significant transactions during the year. These one-time awards are contemplated by the Compensation Committee in its review of an executive’s total compensation on an annual basis. As such, the Compensation Committee may make discretionary adjustments to the other components listed above to help ensure total compensation is tied to overall performance and at levels the Compensation Committee deems appropriate relative to market parameters for its peers. Since the Company’s listing on the NYSE in 2012, the Compensation Committee has approved one-time awards totaling $8.3 million for our NEOs, which amounts to less than 12% of total compensation paid to all of our NEOs since our listing in 2012.
None Targeted
Given the significant actions of the Company in 2017 and the presence of the one-time awards, the Compensation Committee engaged an independent compensation consultant to ensure that total executive compensation for 2017 was reflective of performance, was within the identified peer group compensation parameters, and reflected an appropriate combination of cash and common stock. The Compensation Committee used its discretion to reduce certain payments in order to align them with long-term incentives. As a result, all executive total compensation, including any one-time awards, fell between the 40th percentile and 83rd percentile of our peer compensation for the full year. The Compensation Committee believed this to be appropriate given the level of the performance of the executives during 2017. In addition, the Compensation Committee took additional steps to ensure that the 2018 executive compensation plan increased the utilization of objective awards by changing the plan design as outlined further in the section on titled “2018 Long-Term Equity Incentives Changes”.
2017 Performance Highlights
As context for the decisions of our Compensation Committee described below in this CD&A, we underscore that we consider 2017 to have been a transformative year for the Company:

•
We closed $2.7 billion in acquisitions to grow our portfolio GLA by 36%, or approximately 6.8 million square feet of GLA, to become the largest MOB REIT in the U.S. We fully integrated our 2017 acquisitions, achieving annualized expense synergies of $6 million and increasing the yield on our 2017 acquisitions by 20bps from 5.0% at the time of acquisition to 5.2% as of December 31, 2017.

•	We achieved Same-Property Cash NOI growth of 2.9% and tenant retention for the Same-Property portfolio of 78%.

•
We raised approximately $4.4 billion in total capital, including approximately $1.9 billion in common equity to maintain low leverage of 5.9x net debt (total debt less cash and cash equivalents) to EBITDA, and 29.9% net debt to total market capitalization.

•
We maintained a high level of liquidity of approximately $1.2 billion, consisting of approximately $1.0 billion of available revolving credit facility capacity, approximately $100 million of cash, and $75 million of additional equity proceeds issued on a forward basis.

We have also created significant value for our stockholders. Over the past three years, we have generated total stockholder returns of approximately 23%, which is significantly above the return of approximately -2% generated by the SNL U.S. Healthcare REIT Index. Our total stockholder return for that period is within the top quartile. Please see the section titled “Overview of 2017 Performance” above for additional information on our performance during the past year.
Compensation Policies
Our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces our stockholders’ interests. When the amounts otherwise calculated for awards under our incentive plan are deemed to be outside of market based parameters, the Compensation Committee has the discretion to amend the compensation to bring those amounts in-line with market peers. These features are described in more detail below in this CD&A and include the following:

Aligned with Performance

•
The majority of our executives’ compensation is at-risk. As shown in the table below, for fiscal year 2017, approximately 91% of Mr. Peters’ total direct compensation was performance-based, and approximately 86% and 83% of the two other NEOs’ total direct compensation was performance-based. As used in this discussion, the term “total direct compensation” for 2017 means the aggregate amount of the executive’s base salary, annual bonus and one-time awards earned for 2017, and the grant date fair value long-term equity incentive awards earned based on performance for 2017, but issued in early 2018.

		2017
Name	Principal Position	Base Salary	Short-term Incentive/One-Time Cash Award	Long-term Incentive Stock (1)	Total Compensation (2)	Performance-Based	Performance-Based %
Scott D. Peters	Chief Executive Officer, President and Chairman of the Board	$900,000	$4,574,000	$4,657,496	$10,131,496	$9,231,496	91%
Robert A. Milligan	Chief Financial Officer, Secretary and Treasurer	400,000	1,000,000	1,420,007	2,820,007	2,420,007	86%
Amanda L. Houghton	Executive Vice President - Asset Management	300,000	430,500	1,000,006	1,730,506	1,430,506	83%

(1) Long-term incentive stock represents long-term incentive stock that were granted to our NEOs in 2018 for their 2017 performance (including the value of Mr. Milligan’s annual bonus for 2017 which the Compensation Committee determined would be awarded to him as unvested stock as described below).

(2) The total compensation above will differ from the total compensation in the section below titled “Executive Compensation - Summary Compensation Table ” as the table above includes long-term incentive stock that was granted in 2018 for our NEOs’ 2017 performance (whereas the Summary Compensation Table includes long-term incentive stock that was granted in 2017 for 2016 performance).

The following charts illustrate each executive’s base salary, long-term equity incentive compensation, cash incentive compensation and percentage of total direct compensation that is performance-based for the year ended December 31, 2017. See the “Summary Compensation Table” below for more detail.

•
Each executive’s base salary represents our Compensation Committee’s view of the appropriate level of fixed compensation necessary to attract and retain executive talent. Salaries are based on a number of factors, including competitive market data, the scope of the executive’s role in the Company, the executive’s level of experience, and the executive’s performance potential.

•
Our executives’ bonuses under our annual incentive program reward achievement of performance objectives tied to our annual business plan and objectives. A range of earnings opportunities, corresponding to three levels of performance (i.e., Threshold, Target and High), are established for each of our executives. Bonus awards to our executives depend on actual achievement relative to the pre-established corporate objectives and our Compensation Committee’s subjective assessment of each executive’s individual performance as described below under the section titled “Elements of our 2017 Compensation Program.”

•
Our executives also participate in our long-term equity incentive program which rewards executives with restricted common stock based on performance during the fiscal year. Under the 2017 program, the Compensation Committee approved Threshold, Target and High award opportunities, with the value of the shares awarded to each executive to be determined based on our actual achievement of pre-established corporate objectives during 2017 and the Compensation Committee’s subjective assessment of each executive’s individual performance as described below. This value was then converted into restricted shares issued in January 2018 (based on the value of our common stock at the time of issuance) that would vest over a multi-year period, subject to the executive’s continued employment. Thus, the program is designed to create additional incentives to achieve specified performance goals during the performance year and to remain with the Company over the vesting period following the end of the performance year, as well as further aligning the interests of our executives with those of stockholders through their equity interests in the Company.

Competitive with Peers

•
Our Compensation Committee is comprised solely of independent directors. Our Compensation Committee engages independent compensation consultants, as further described below, to advise on matters related to our executive compensation program.

•
The Compensation Committee reviewed total 2017 compensation in relations to the peer group jointly developed with its independent compensation consultant, Willis Towers Watson (“WTW”), and made discretionary adjustments where appropriate to ensure total compensation was consistent with the range of peer compensation, adjusted for performance during the year. Due to HTA’s strong performance and transformational year, which included the Duke acquisition and the raising of approximately $4.4 billion in debt and equity capital, the Compensation Committee determined that it was appropriate to grant one-time bonuses to the CEO and CFO for their exceptional individual contributions and efforts. See the section titled “Transaction Bonuses” below for more detail.

Prior to the Duke acquisition and related transactions, the CEO’s total direct compensation for 2017 was estimated to be within the 30th percentile of peer compensation. However, after the one-time transaction bonus mentioned above, the CEO’s total direct compensation for 2017 was at the 82nd percentile of peer compensation. The other NEO’s 2017 compensation was between the 40th and 68th percentiles of their peer equivalent compensation range. The Compensation Committee determined that this was appropriate based on the overall performance of the Company and the individual contributions made by the NEOs during the year.
Responsive to Stockholders

•	In 2015, the Company removed the gross acquisitions target as a performance metric under our annual compensation incentive plan based on investor feedback.

•
In 2016, our CEO voluntarily offered and agreed to amend his employment agreement to remove a “walkaway” provision that would have allowed him to terminate his employment for any reason in connection with a change in control of the Company and receive the severance benefits provided in his employment agreement. Under his new employment agreement (and the new employment agreements we entered into with each of our other NEOs), severance benefits are provided only if the executive’s employment is terminated by us without cause or by the executive for good reason.

•
Due to the transformational events and one-time transaction bonuses mentioned above, the Compensation Committee used objective rationale and made several discretionary adjustments to the specific calculations of NEO awards to ensure that total compensation was consistent with peer pay practices and included the appropriate reward of short-term and long-term awards.

Reflects Compensation Best Practices

•	Our Compensation Committee is comprised entirely of independent directors.

•
The Risk Management Committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external risks. Through this review process, our Risk Management Committee has concluded that our compensation programs are not reasonably likely to have a material adverse effect on our stockholders or us.

•	Our Amended and Restated 2006 Incentive Plan expressly prohibits pledging unvested awards granted to our executives under the plan.

•
Our Compensation Committee has established stock ownership guidelines for our executives. Under these guidelines, our CEO and other NEOs should own a minimum of six and four times their applicable executive’s base salary, respectively, of fully vested shares of our common stock. Each of our NEOs currently meet this guideline, except Mr. Milligan, who pursuant to our guidelines has a four-year period to achieve these requirements. Mr. Milligan became a NEO in 2014, as such, we would expect Mr. Milligan to meet this guideline in 2018.

•	We do not provide any tax gross-up payments or material perquisites to our NEOs.

Compensation Consultant and Peer Groups
Our Compensation Committee periodically reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In 2017, our Compensation Committee engaged WTW, as its independent compensation consultant, to assist in its review of executive compensation, including base salary, annual bonus and long-term equity incentive awards, as well as the compensation of our non-employee directors. An affiliate of WTW has served as the Company’s primary insurance broker for its property subsidiaries for over four years, and before the independent compensation consultant was engaged. For 2017, WTW invoiced the Company for approximately $50,000 in fees in connection with its advisory services for the Compensation Committee, while the WTW affiliates received approximately $150,000 in fees in connection with its insurance broker services. The Compensation Committee has reviewed the services provided by the WTW affiliate and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, has determined that its engagement of WTW does not raise any conflicts of interest with us or any of our directors or executive officers.
Our peer groups were re-evaluated in 2017 due to the result of our transformational year in which our investments increased by $2.7 billion to grow our portfolio GLA by 36%. When selecting a peer group of companies to evaluate our executive compensation program for 2017, our Compensation Committee utilized WTW to provide the selected combination of peers based on comparable (i) market capitalization, (ii) size, scale and complexity, and (iii) operating intensity of the underlying business. Our Compensation Committee accepted WTW’s recommendations and the resulting peer group includes (i) our directly competitive, publicly traded healthcare REIT peers (“Healthcare REIT Peers”) and (ii) a group of other REITs based on total market capitalization relative to our total market capitalization (“Size-Based Peers”). The overall peer group includes real estate companies with a median total market capitalization, measured as of the date the Compensation Committee selected the group, of $9 billion, consistent with the Company’s total market capitalization of $9 billion as of December 31, 2017 and ranging in total market capitalization from approximately $4 billion to over $20 billion.
For the Healthcare REIT Peers, our Compensation Committee focused on companies with significant portfolios of MOBs that it believes we currently are competing with on a day-to-day basis, after the Duke acquisition, for acquisitions, leasing, investor interest, management talent and other similar strategic initiatives. Our Compensation Committee recognizes that certain of the Healthcare REIT Peers are active with property types in addition to MOBs. Although the market capitalization and total capitalization of the Healthcare REIT Peers was in some cases substantially larger than ours, our Compensation Committee concluded that the operating intensity and complexity of their MOB portfolios relative to other healthcare asset types make them relevant from a comparative performance perspective. From a relative size perspective, our Healthcare REIT Peers had MOB portfolios ranging from approximately 12 million square feet to 20 million square feet of GLA, which are considerably less than our primary MOB portfolio of over 24 million square feet of GLA. Moreover, our Compensation Committee recognized the intensive level of effort required to actively operate, manage and lease a portfolio of multi-tenant MOBs such as ours. For these reasons, our Compensation Committee believes it is appropriate to include the larger Healthcare REIT Peers among the comparable peers in assessing market compensation levels and strategies.
For the Size-Based Peers, our Compensation Committee considered: (i) the size and geographic reach of each company’s portfolios; (ii) whether or not the Size-Based Peers actively managed their portfolios; (iii) the magnitude of growth through acquisitions; (iv) the amount of leverage; and (v) the total stockholder returns. As of the date the Compensation Committee selected this peer group, our Size-Based Peers had total market capitalizations that ranged from approximately $5 billion to $18 billion, with an average of approximately $10 billion. Our total market capitalization of $9 billion at December 31, 2017 was consistent with our Size-Based Peers. The Compensation Committee believes it is appropriate to include the Size-Based Peers among the comparable peers in assessing our NEOs market compensation levels.
The Healthcare REIT Peers and the Size-Based Peers for 2017 are identified below.

Healthcare REIT Peers:	Size-Based Peers:
Healthcare Realty Trust, Inc. (NYSE: HR)	Alexandria Real Estate Equities Inc (NYSE: ARE)
Welltower Inc. (NYSE: WELL)	Brandywine Realty Trust (NYSE: BDN)
HCP, Inc. (NYSE: HCP)	Douglas Emmett, Inc. (NYSE: DEI)
Medical Properties Trust, Inc. (NYSE: MPW)	Federal Realty Investment Trust (NYSE: FRT)
Omega Healthcare Investors Inc (NYSE: OHI)	Healthcare Realty Trust, Inc. (NYSE: HR)
Physicians Realty Trust (NYSE: DOC)	Highwoods Properties, Inc. (NYSE: HIW)
Ventas, Inc. (NYSE: VTR)	Kilroy Realty Corp (NYSE: KRC)
Liberty Property Trust (NYSE: LPT)
Medical Properties Trust, Inc. (NYSE: MPW)
PS Business Parks Inc (NYSE: PSB)

The review of comparable peers’ compensation programs is just one of the elements our Compensation Committee takes into account in making compensation decisions for our NEOs. Our Compensation Committee also considers the experience, tenure, and past and recent performance of each executive, as described below, and does not benchmark compensation at any particular level as compared with the peer group. Except as otherwise noted in this CD&A, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.
The Role of Stockholder Say-on-Pay Votes
We currently provide our stockholders with the opportunity to cast an advisory vote to approve our executive compensation program (referred to as a “say-on-pay proposal”) on an annual basis. Prior to our 2017 Annual Meeting of Stockholders, the last advisory vote occurred at our 2014 Annual Meeting of Stockholders and at that time approximately 86% of the votes cast voted in favor of our say-on-pay proposal. At our 2017 Annual Meeting of Stockholders, the advisory vote on the frequency of our say-on-pay proposal was presented and approximately 73% of the votes cast thereon voted in favor of the proposal. Due to the fact that the votes cast in favor of our say-on-pay proposal declined from 2014 to 2017, our Compensation Committee solicited investor feedback on the subject and engaged WTW, as our independent compensation consultant, to help ensure that our executive compensation aligns with our peers and that our executive’s incentives are properly aligned wiht stockholders’ interests for the long-term as discussed below in our “Compensation Discussion and Analysis”.
Employment Agreements
We have entered into employment agreements with each of our NEOs. We believe these employment agreements help promote continuity of our management team. In July 2016, our Compensation Committee approved amended and restated employment agreements for each of our NEOs, and in July 2017, the term of the applicable agreement with each NEO (other than Mr. Engstrom) was extended by one year. In approving these employee agreements and in extending the term, our Compensation Committee focused (i) on internal factors such as the achievements of the Company and the responsibilities and the performance of each of our NEOs, and (ii) on external factors such as the compensation provided to comparable executives in the peer group.
The material terms of these employment agreements are described below in the applicable sections of this CD&A and in the compensation tables and narratives that follow the CD&A under the sections titled “Employment Agreements” and “Potential Payments upon Termination or Change in Control.”
Elements of our 2017 Compensation Program
In 2017, the key elements of compensation for our NEOs were base salary, non-equity incentive plan compensation and long-term equity incentive awards, as well as one-time transaction bonuses awarded to Mr. Peters and Mr. Milligan, each as described in more detail below under the section titled “Transaction Bonuses”. In addition to these key elements, each employment agreement for our NEOs provides for severance protection under certain circumstances, as discussed below.
Base Salary
Base salary provides the fixed portion of compensation for our NEOs and is intended to attract and retain talented individuals and to reward core competence for each executive in their respective roles relative to skill, experience and contributions to us. The Compensation Committee reviews base salaries on an annual basis in relation to our peers and the executive’s roles and responsibilities within the Company. Base salaries for the NEOs were as follows:

Executive	2016 (1)	2017	% Increase	2018	% Increase
Scott D. Peters	$900,000	$900,000	0%	$900,000	0%
Robert A. Milligan	400,000	400,000	0	500,000	25
Amanda L. Houghton	300,000	300,000	0	425,000	42
Mark D. Engstrom (2)	375,000	375,000	0	—	0

(1) This column reflects the base salaries for each of our NEOs as set forth in their employment agreements entered into on July 8, 2016.
(2) Mr. Engstrom resigned from his position with the Company effective April 23, 2017.

The base salary levels for each NEO were established in the employment agreements entered into in July 2016. These salary levels were negotiated with each executive and set at levels the Compensation Committee believed to be competitive at that time in relation to similarly situated executives with the peer companies (based on size and complexity) and the performance levels of each of our named executives. In 2017, our Compensation Committee engaged its independent compensation consultant, WTW, to review total compensation for our NEOs as it relates to the peer group jointly developed with WTW. Our Compensation Committee used this information from WTW as a reference point in making its compensation decisions and believes that the increased base salaries applicable in 2018 for Mr. Milligan and Ms. Houghton reflect market competitive levels and their increased responsibilities and duties due to the resignation effective April 23, 2017 of the Company’s former Executive Vice President - Acquisitions.
Annual Bonus
Annual cash bonuses for our NEOs are intended to reward and recognize their contributions to our financial performance generally and their individual contributions. A portion of each executive’s annual cash incentive is determined based on the Company’s performance against pre-established metrics. At the beginning of each performance year, our Compensation Committee determines specific performance metrics and related goals for the Company and an award opportunity range (corresponding to Threshold, Target and High levels of performance) for each of our NEOs. Our Compensation Committee believes that the Target goals established by it are “stretch” (i.e., ambitious) goals, and, accordingly, (i) that strong performance is expected of the Company and an executive in order to achieve a payout at a Target level and (ii) that superior performance is expected of the Company and the executive in order to achieve a payout above a Target level. The Board of Directors relies heavily on its assessment of each NEO’s individual performance for a number of reasons, including the competitive industry in which the Company operates, the small size of the Company’s executive team, and the material responsibilities of each member of the executive team. For Mr. Peters, 60% of the bonus is determined by our Compensation Committee based upon the Company’s performance against the pre-established goals, and 40% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance. For our other two NEOs, 50% of the bonus is determined by our Compensation Committee based upon the Company’s performance against the pre-established goals, and 50% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance.
In order to increase the objective component of our bonus program and help conform to what we believe are best practices, our Compensation Committee established an updated framework for 2018 executive compensation. For all NEOs, 70% of their 2018 bonus will be determined by our Compensation Committee based upon the Company’s performance against the pre-established goals, and 30% of their 2018 bonus will be determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance.
Company Performance Metrics.    Set forth below is a summary of the performance metrics for our 2017 bonus program and the reasons our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

Performance Metric	Important Component
Same-Property Cash NOI Growth
We believe Same-Property Cash NOI is an important and widely recognized measure of internal growth for REITs, which is the foundation for the cash flows that support our dividend and an important component of total shareholder return (“TSR”). For a further description of Same-Property Cash NOI, see “Non-GAAP Financial Measures” below.

Normalized FFO Per Share Growth
Normalized FFO is a common measure of operating performance for REITs because FFO excludes, among other items, acquisition related expenses and the effect of gains and losses from OP Units included in diluted shares and extinguishment of debt in order to allow investors, analysts and management to compare operating performance among companies and across periods on a consistent basis. A REIT’s Normalized FFO can have a significant impact on the trading price of its common stock and is, therefore, a significant contributor to TSR. For a further description of Normalized FFO, see “Non-GAAP Financial Measures” below.

Relative TSR
We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value and that measuring TSR relative to other companies in the industry provides a better picture of a company’s performance than absolute TSR. For 2017, this metric measures our one-year TSR as compared to the SNL US REIT Healthcare Index as of the last trading day of the year.

Performance Metric	Important Component
Debt to market capitalization
Debt to market capitalization reflects the strength of our balance sheet, which is fundamental to preserving stockholder value. We believe a strong balance sheet positions us to continue to execute our acquisition strategy, which is important to our growth. Our ability to access the various capital markets and our efficiency in accessing those markets are important to our long-term stockholder value because our overall cost of capital is a critical component of our ability to improve earnings with accretive acquisitions.

The following table sets forth the performance metrics and goals approved by our Compensation Committee at the beginning of 2017 to measure 2017 corporate performance, the relative weighting for each performance metric and the actual performance level achieved. The metrics set forth below are established on an annual basis and reviewed to ensure Target levels set forth below are established at or above our peer group average results. Performance at the Threshold, Target and High levels for a particular performance metric equates to award percentages of 50%, 100% and 150% of the bonus opportunity allocated to that metric, respectively. Award percentages are not pro-rated for performance between the stated levels, but performance levels are subject to rounding.

Metric	Weighting	Threshold (50%)	Target (100%)	High (150%)	Actual Performance	% Awarded (1)
Same-Property Cash NOI growth	30%	2.0%	2.5%	3.0%	2.9%	45%
Normalized FFO per share growth	20%	4.0%	5.0%	6.0%	1.2%	0%
Relative TSR	30%	25%	50%	75%	50.0%	30%
Debt to market capitalization	20%	40%	35%	30%	29.9%	30%

(1) Represents the award percentage for the applicable metric based on performance, multiplied by the weighting for that metric.
Based on these performance results, our Compensation Committee determined that each of our NEOs would be awarded 105% of their target bonus related to the Company performance component of the cash bonus program.
Individual Performance. Factors generally considered by the Compensation Committee in the assessment of individual performance for each executive include: (i) effectively implementing targeted acquisition strategies; (ii) effectively raising capital, promoting the Company in the capital markets, and effectively communicating with investors; (iii) effectively managing and leasing our portfolio; and (iv) effectively managing a strong balance sheet. In each case, the Compensation Committee may take into account such other factors as it considers relevant in assessing the executive’s performance. No individual goals were set in advance by the Compensation Committee, and no weighting or special emphasis was assigned to any particular performance achievement.
Mr. Peters provides our Compensation Committee with recommendations for individual performance for each NEO (other than himself) based on his assessment of the executive’s achievements during the year. Our Compensation Committee assesses Mr. Peters’ performance based on his individual achievements to determine his individual performance score. Below are the principal factors considered by the Compensation Committee in assessing each NEO’s individual performance during 2017.

Name	2017 Accomplishments
Scott D. Peters Achievement - High
• successfully led the Company during its transformational year, driving financial results and delivering solid returns to stockholders through internal growth and $2.7 billion of acquisitions while maintaining a strong balance sheet and improving our cost of capital;
• enhanced our franchise value through the effective communication to our tenants, the investor community and the media of our strengths and competitive advantages; and
• facilitated the achievement of the personal goals of all of our executive officers and drove excellence as a key component of our culture and organization.

Name	2017 Accomplishments
Robert A. Milligan Achievement - High
• managed to maintain a low leverage of 29.9% through our investment grade balance sheet, while maintaining strong BBB/Baa2 ratings;
• raised approximately $4.4 billion in total capital, comprised of $1.9 billion of equity and $2.5 billion of long-term debt that was well-timed in relation to the use of proceeds which minimized outstanding cash balances and significant borrowings from short-term revolving debt;
• assisted in driving the closing of $2.7 billion in investments, and $85.2 million in our asset recycling program, which generated $37.8 million in gains; and
• provided leadership in managing improvements in our accounting and finance departments that increased efficiency and helped position us for future growth.

Amanda L. Houghton Achievement - High
• drove Same-Property Cash NOI for the portfolio that resulted in 2.9% for the year;
• advanced our in-housing initiatives by bringing our total in-house management and leasing platform to 93% of GLA for our total portfolio;
• supervised marketing and leasing of our nationwide portfolio, including bringing four new markets onto our in-house leasing platform, which resulted in a leased percentage of 91.8% at year-end;
• drove efficiencies, strong tenant and health system relationships, and strategic partnerships through our institutional full-service operating platform which includes property management, leasing and development services; and
• brought 95% of the $2.7 billion in acquired properties onto HTA’s property management and leasing platform, generating total synergies during the year equal to approximately 30 basis points of incremental yield to the acquired properties.

Based on the high achievements in 2017, the Compensation Committee applied an individual performance rating of 200%, 150%, and 141% for Mr. Peters, Mr. Milligan and Ms. Houghton, respectively. This reflects the Compensation Committee’s assessment of the high performance of the Company and its view of the NEOs outstanding individual achievements, including driving solid financial results consecutively year over year, continually enhancing the Company’s franchise value and strong market capitalization and total returns that are consistently in-line or exceed the average of our Healthcare REIT and Size-Based peers.
These assessments were not based on specifically prescribed criteria established at the beginning of 2017 but, rather, were based on a subjective determination by our Compensation Committee of a combination of factors relevant to each executive’s position and individual performance that were important to helping the Company achieve its short-term and long-term corporate objectives.
The following table sets forth the range of the 2017 bonus opportunity for each of our NEOs and the actual bonus amounts awarded to each executive for their respective 2017 performance, taking into account the Company and individual performance assessments described above. The Target bonus percentage is established in each NEO’s employment agreement. The Compensation Committee established Threshold and High percentages based on 50% and 150%, respectively, of each NEO’s Target percentage.

	Range of 2017 Bonus Opportunities			2017 Bonus Earned
Executive	Threshold	Target	High	Actual % of Target (1)	Amount (2)
Scott D. Peters	900,000	1,800,000	2,700,000	143%	$2,574,000
Robert A. Milligan	200,000	400,000	600,000	128	510,000
Amanda L. Houghton	175,000	350,000	525,000	123	430,500

(1) Represents the sum of (i) the Company performance factor (which was 105% based on 2017 performance as described above) multiplied by the weighting of this component for each executive (60% for Mr. Peters and 50% for all other NEOs) and (ii) the individual performance factor for each executive multiplied by the weighting of this component for each executive (40% for Mr. Peters and 50% for all other NEOs).

(2) Mr. Milligan’s short-term incentive bonus was reduced at the discretion of the Compensation Committee to $420,000 based on a review of his total compensation for 2017 as described below.

Committee Adjustments
Due to the Company’s transformational year that included the closing of the Duke acquisition, the associated one-time transaction bonus mentioned above, and after determining the amount of his total compensation for 2017 relative to comparable executives within our peer groups, the Compensation Committee determined to reduce the total value of the bonus award to Mr. Milligan, as set forth in the table above, by approximately 18% (from $510,000 to $420,000). Further, the Committee awarded Mr. Milligan his bonus in the form of restricted shares of the Company’s common stock of equal value (based on our stock price at the time of the issuance of the Company’s common stock) that would vest on December 30, 2018, subject to his continued employment with the Company. The Compensation Committee approved this arrangement as a way to increase Mr. Milligan’s equity holdings in the Company and further align his interests with those of our stockholders. This restricted stock grant was approved by the Compensation Committee in February 2018 and, pursuant to SEC rules, will be reported in the executive compensation table in the proxy statement for our 2019 Annual Meeting of Stockholders as compensation for 2018.
Transaction Bonuses
In July 2017, in consideration of the significant efforts and accomplishments of the Company associated with its transformational year, which included the expeditious and efficient efforts in the closing of the Duke acquisition, which increased the Company’s size in GLA by approximately 36% and its related arrangement and consummation of the related debt and equity securities offerings and related loan transactions, the Compensation Committee recommended, and the Board of Directors approved, special cash bonus awards to Mr. Peters and Mr. Milligan in the amount of $2,000,000 and $1,000,000, respectively. In approving these awards, the Compensation Committee and the Board of Directors expressed their belief that the transaction was transformative for the Company and the execution of the transaction and related capital-raising transactions were completed in a timely and efficient manner that they believed was cost-effective for stockholders, while positioning the Company as the leader in the medical office sector.
Long-Term Equity Incentives
Our NEOs participate each year in our long-term incentive program. The objectives of our long-term incentive program are to promote achievement of performance goals, to focus our executive officers on creating long-term value for our stockholders, and to assist us in attracting and retaining key executives. Long-term incentive awards for the applicable year are based 50% on the Compensation Committee’s assessment of our achievement of corporate goals identified below and 50% on the Compensation Committee’s assessment of our executives’ individual performance during the year.
As mentioned above in the section titled “Annual Bonus”, in order to increase the objective component of our incentive programs and help conform to what we believe are best practices in executive compensation, our Compensation Committee established an updated framework for its 2018 executive compensation. The Compensation Committee aligned all NEOs long-term equity incentives with that of their short-term incentives. For all NEOs, long-term incentive awards that will be awarded in early 2019 based on 2018 performance will be based 70% on the Compensation Committee’s assessment of our achievement of corporate goals identified below, and 30% on the Compensation Committee’s assessment of our executives’ individual performance during the applicable year.
For each NEO a range of potential award values, expressed in each case as a dollar amount, is established at the beginning of the applicable performance year corresponding to three levels of performance (i.e., Threshold, Target, and High) for long-term incentive compensation. Performance at the Threshold, Target and High levels for a particular performance metric equate to award percentages of 50%, 100% and 150%, respectively, of the long-term incentive opportunity allocated to that metric.
The amounts awarded under the long-term incentive program are determined by the Compensation Committee following the performance year in the form of restricted shares of our common stock. The number of shares of our common stock awarded is determined by converting the dollar value of the award into shares of our common stock using the closing price of our common stock on the day prior to our grant date. The shares of our common stock awarded to each executive under the program are then subject to a multi-year vesting schedule following the performance year. The Compensation Committee believes that this structure creates additional incentives for our executives to achieve superior Company and individual performance during the performance year, as well as an additional retention incentive to remain with the Company through the awards’ vesting dates and further alignment of our executives’ interests with those of our stockholders through our executive’s ownership of the Company’s common stock.

Company Performance Metrics. At the beginning of 2017, our Compensation Committee approved the Company performance metrics for 2017 to be used in determining the levels of the 2018 long-term equity incentive awards to be granted to our executives in early 2018. Set forth below is a summary of the performance metrics and the reasons our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

Performance Metric	Important Component
Relative TSR
We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value and that measuring TSR relative to other companies in the industry provides a better picture of a company’s performance than absolute TSR.

The Committee measures this metric by comparing the Company’s TSR on a trailing three-year basis compared to the TSR for the SNL US REIT Healthcare Index during that same three-year period.

Proactive Asset Management
Proactive asset management is an important tool to drive internal growth, mitigate risk and preserve long-term stockholder value. Our expertise in working with tenants to improve the performance or our assets enhances the value of our assets and mitigates the risk of loss and asset impairment. We also create and preserve stockholder value by proactively leasing our vacant space, managing lease expirations and renewals, monitoring tenant compliance and performance, allocating capital and engaging in redevelopment opportunities.

The Committee measures this metric by reviewing three-year trends for Same-Property Cash NOI growth; leasing performance, including portfolio occupancy and rent growth; operating expense performance; and overall profitability of the Company’s operating service platform.

Financial Flexibility
The strength of our balance sheet and our ability to access capital is fundamental to preserving and growing stockholder value.

The Compensation Committee measures financial flexibility by evaluating the Company’s (i) demonstrated capital markets access, (ii) credit ratings, (iii) leverage, and (iv) liquidity.

Franchise Value
We believe the talent of our personnel, processes and systems, and our risk management program both help protect our stockholder value over the long-term and mitigate risk in the Company. Our reputation and the values we consistently demonstrate can enhance our ability to be the landlord of choice for our tenants, compete for new acquisitions, reduce our cost of capital and improve the implied valuation of our equity, each of which has a positive impact on long-term stockholder value. Ensuring that we have the appropriate infrastructure to manage our growth and position ourselves for future opportunities to grow, while preserving our reputation for reliability, is an important component of our long-term stockholder value.

The Compensation Committee measures Franchise Value by evaluating the Company’s cost of capital relative to its peers and its ability to attract and retain talented individuals.

For all NEOs, 50% of the value of their long-term incentive compensation award is determined by our Compensation Committee based upon the Company’s performance, and 50% of the value of their long-term compensation award is based on individual performance achievements as determined by our Compensation Committee on a discretionary basis at the end of the performance year. The metrics set forth below are established on an annual basis and reviewed to ensure Target levels set forth below are established at or above our peer group average results. The performance metrics for 2017, as well as the achievement level for each metric, were as follows:

Company performance	Weighting	Threshold	Target	High	Actual
3-year TSR vs SNL US REIT Healthcare Index (expressed in percentile)	50%	25%	50%	75%	75%
Improve value of portfolio-proactive asset management	30%	The Compensation Committee utilizes qualitative measures supported by quantitative metrics as identified below.			See below
Financial flexibility (leverage, access to capital, ratings)	10%				See below
Franchise value	10%				See below

Component	2017 Achievement
Three-year TSR vs SNL US REIT Healthcare Index Achievement - High
Over the last three years, HTA has generated total stockholder returns of approximately 23%, significantly above the approximately -2% generated by the SNL U.S. Healthcare REIT Index. This placed HTA in the top quartile performance relative to our peers.

Improve value of portfolio - proactive asset management Achievement - High
• Our Same-Property Cash NOI was 2.9% for the year. This achievement marks the fourth year of consistent quarterly growth of approximately 2.9% or more.
• Our leased rate (includes leases which have been executed, but which have not yet commenced) was 91.8% by GLA as of December 31, 2017. The occupancy rate was 91.0% by GLA as of December 31, 2017.
• We entered into new and renewal leases on approximately 2.7 million square feet of GLA during the year ended December 31, 2017.
• Our tenant retention for the Same-Property portfolio was 78%, which we believe is indicative of our commitment to maintain high quality MOBs in desirable locations and fostering strong tenant relationships.
• We recycled portfolio assets at opportune times, completing $85.2 million of dispositions, generating net gains of $37.8 million.

Financial flexibility (leverage, access to capital and ratings) Achievement - Target
• As of December 31, 2017, we had total liquidity of $1.1 billion, including cash and cash equivalents of $100.4 million and $991.2 million available on our unsecured credit agreement. Our leverage ratio of debt to capitalization was 29.9%.
• During 2017, we raised approximately $4.4 billion in total capital consisting of $1.9 billion in equity and $2.5 billion in debt.

Franchise Value Achievement - High
• We acquired $2.7 billion of MOBs in 2017, an increase in our portfolio size by approximately 64.3% based on purchase price.
• Based on GLA, 90% of our 2017 acquisitions were located in our existing key markets, allowing us to manage and service these properties with our existing property management, building services and leasing platform. The leased rate at closing of these acquired properties was 93%.
• We continued building long-term relationships with key market participants that we believe will result in additional opportunities for the Company and that will increase the growth and attractiveness of our portfolio over time.

Based on these performance results, our Compensation Committee determined that all NEOs would be awarded 145% of their long-term incentive related to Company performance.
Individual Performance
For the Compensation Committee’s assessment of each executive’s individual performance during 2017, please see the discussion in the section titled “Annual Bonus - Individual Performance” above in this CD&A.
Similar to the section titled “Committee Adjustments” above in this CD&A, the Compensation Committee determined to reduce the total value of the long term incentive award to Mr. Milligan by approximately 15% (from $1,180,000 to $1,000,006).

The following table sets forth the range of the 2017 long-term incentive opportunity for each of our NEOs and the actual equity grant levels awarded for each executive for their respective 2017 performance. The Threshold, Target and High amounts for each of our NEOs were determined at the discretion of our Compensation Committee and set at the same levels for each executive as used for the 2015 and 2016 long-term incentive opportunity.

Executive	Threshold (50%)	Target (100%)	High (150%)	Actual % of Target (1)	Amount (2)
Scott D. Peters	$1,350,000	$2,700,000	$4,050,000	173%	$4,657,500
Robert A. Milligan	400,000	800,000	1,200,000	148	1,180,000
Amanda L. Houghton	350,000	700,000	1,050,000	143	1,000,006

(1) Represents the sum of (i) the Company performance factor (which was 145% based on 2017 three-year performance as described above) multiplied by the weighting of this component for each executive (50%) and (ii) the individual performance factor for each executive multiplied by the weighting of this component for each executive (50%). The Compensation Committee then adjusted Mr. Milligan’s payout percentage as described above.

(2) Mr. Milligan’s long-term incentive award was reduced from $1,180,000 to $1,000,006 at the discretion of the Compensation Committee after making its assessments of the performance of the Company and Mr. Milligan as described above.

Accordingly, each NEO received an award of restricted common stock on January 2, 2018, with the number of shares of common stock subject to each award being the amount awarded based on 2017 performance set forth in the table above, divided by $30.04, which was the closing price of our common stock on the last trading day prior to the grant date. The grant to Mr. Peters vested one-third on the grant date, and the remainder of the grant vests in two annual installments. The grant to each of our other NEOs vests one-third on each of the first three anniversaries of the grant date.
Under applicable accounting rules, the NEOs’ awards under our 2017 equity program were not considered “granted” until January 2018 when the Compensation Committee determined the dollar values of the restricted common stock to be awarded to each executive. Accordingly, in accordance with SEC rules, these grants will be reflected in the compensation tables of next year’s proxy statement as compensation to each executive in 2018. The compensation tables below in this proxy statement reflect the grants of restricted common stock made to our NEOs early in 2017 pursuant to our 2016 equity incentive program. For a description of the Compensation Committee’s process for determining these awards, please see the proxy statement filed for our 2017 Annual Meeting of Stockholders.
2018 Long-Term Equity Incentives Changes
Based on feedback from stockholders and our independent compensation consultant, the Company has established an updated evaluation framework for its 2018 long-term equity incentive plan. For 2018, the Board of Directors have increased the Company performance portion of each executive’s award from 50% to 70%. In addition, the Board of Directors has eliminated the subjective and discretionary Company measurements of (i) proactive asset management, (ii) financial flexibility, and (iii) franchise value. In its place, the Board of Directors will utilize the following four objective measurements to determine the Company performance portion of the award: (i) relative total stockholder returns; (ii) Same-Property growth; (iii) leverage; and (iv) Normalized FFO growth. In addition, the Compensation Committee will increase the measurement period for the relative TSR metric as the Company will be able to provide a complete historical look-back that has sufficient historical growth as we progress from a three-year TSR to a five-year TSR within the next couple of years.
Severance Benefits
Our Compensation Committee believes that the severance protections included in our NEOs’ employment agreements can be a valuable tool in attracting and retaining key executive officers. Our Compensation Committee determines the level of severance benefits to provide to each NEO on a case-by-case basis and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive market practices. As described in more detail under the section titled “Potential Payments upon Termination or Change in Control” below, our NEOs would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without “Cause” or by the executive for “Good Reason,” as defined in the applicable employment agreement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee oversees our compensation program on behalf of our Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement.
In reliance on the review and discussion referred to above, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A filed in connection with our 2018 Annual Meeting of Stockholders.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute our Compensation Committee:

Warren D. Fix, Chairman
W. Bradley Blair, II
Maurice J. DeWald
Peter N. Foss
Daniel S. Henson

COMPENSATION OF EXECUTIVE OFFICERS
Executive Compensation
Summary Compensation Table - Fiscal 2017, 2016 and 2015
The summary compensation table below reflects the total compensation earned by our NEOs for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Scott D. Peters (3)	2017	900,000	2,000,000	2,999,960	2,574,000	17,014	8,490,974
Chief Executive Officer, President and Chairman (Principal Executive Officer)	2016	850,000	—	7,113,008	2,346,000	19,572	10,328,580
	2015	800,000	—	2,400,004	1,600,000	19,361	4,819,365
Robert A. Milligan (4)	2017	400,000	1,000,000	699,979	—	17,614	2,117,593
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	2016	350,000	100,000	800,025	490,000	17,672	1,757,697
	2015	300,000	—	300,004	300,000	17,461	917,465
Amanda L. Houghton (5)	2017	300,000		300,008	430,500	17,614	1,048,122
Executive Vice President - Asset Management	2016	274,038	—	400,011	250,000	17,672	941,721
	2015	297,917	—	400,005	300,000	17,461	1,015,383
Mark D. Engstrom (6)	2017	201,930	—	300,008	—	225,696	727,634
Executive Vice President - Acquisitions	2016	350,000	—	399,993	340,625	17,672	1,108,290
	2015	325,000	—	300,004	200,000	17,461	842,465

(1) Reflects the aggregate grant date fair value of awards granted to the NEOs in the reported year. For more information regarding the grant date fair value of awards of restricted common stock, see Note 10, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2017 Annual Report.

       As described in the CD&A, we generally grant annual equity awards to our executives early in the fiscal year at levels determined based on Company and individual performance during the prior year. Under SEC rules, equity awards are reported in the Summary Compensation Table (and the Grants of Plan-Based Awards Table below) as compensation for the year in which the award was granted (as opposed to the year in which it was earned). Accordingly, this table reports the equity awards granted to our executives in January 2017 (based on 2016 performance) as compensation for 2017, and the equity awards as described in the CD&A, which were based on 2017 performance and granted in January 2018, will be reported as 2018 compensation in the proxy statement for our 2019 Annual Meeting of Stockholders.

(2) Amounts in this column for 2017 include payments for 100% of the premiums for healthcare coverage under our group health plan in the amount of $17,014 for Mr. Peters, $7,014 for each of Mr. Milligan and Ms. Houghton and $3,509 for Mr. Engstrom, 401(k) match in the amount of $10,600 for each of Mr. Milligan and Ms. Houghton and $7,500 for Mr. Engstrom. Such amounts reflect the aggregate cost to us of providing the benefit. In addition, the Company exercised its right under Mr. Engstrom’s employment agreement to impose a non-competition restriction for up to one year following his resignation. In consideration for his covenant not to compete, Mr. Engstrom is entitled to receive a payment of $35,781 per month during the non-compete period. In 2017, Mr. Engstrom received six payments totaling $214,688.

(3) In 2017, Mr. Peters was awarded a $2,000,000 one-time transaction bonus for his significant efforts and accomplishments related to the Duke acquisition which is described above in the CD&A.
(4) In 2017, Mr. Milligan was awarded a $1,000,000 one-time transaction bonus for his significant efforts and accomplishments related to the Duke acquisition as described above in the CD&A. In 2016, Mr. Milligan was awarded a $100,000 performance bonus outside the annual bonus program. In addition, as noted above in the CD&A, the Compensation Committee determined to award Mr. Milligan’s annual bonus for 2017 in the form of a restricted stock award (to vest on December 31, 2018) rather than in cash. As the award was granted in 2018, in accordance with SEC rules, it will be reported as 2018 compensation in the proxy statement for our 2019 Annual Meeting of Stockholders.

(5) In 2016, Ms. Houghton’s salary was prorated due to a leave of absence.
(6) Mr. Engstrom resigned from the Company effective April 23, 2017.

Employment Agreements
Our Compensation Committee approved amended and restated employment agreements in 2016 for each of our NEOs that were effective July 8, 2016. Mr. Peters’ and Mr. Milligan’s employment agreements provided for an initial term of four years. Ms. Houghton’s employment agreement provided for an initial term of two years. In July 2017, the term of each employment agreement was extended by the Compensation Committee for an additional year.
The employment agreements for Mr. Peters, Mr. Milligan, and Ms. Houghton provide that the initial base salaries shall be $900,000, $400,000, and $300,000 per annum, respectively. Mr. Peters’ employment agreement also provides that his annual equity award opportunity each year commencing with 2017 will have a target value of 300% of his base salary. Each executive is also eligible to receive an annual incentive bonus based on the Company’s and the applicable executive’s performance as determined by our Compensation Committee. Each employment agreement also provides that the applicable executive shall be entitled to participate in the benefit plans made available generally to the Company’s other senior executives, with the Company paying 100% of the premiums for health insurance coverage for the executive and his or her eligible dependents.
For information on the benefits provided to the NEOs in connection with a termination of employment or a change in control of the Company, as well as certain restrictive covenants provided in each executive’s employment agreement, please see “Potential Payments upon Termination or Change in Control” below.
Grants of Plan-Based Awards Table - Fiscal 2017
The following table presents information concerning plan-based awards granted to our NEOs during the year ended December 31, 2017. All equity awards were granted pursuant to the 2006 Incentive Plan. For additional information regarding the awards reflected in this table, please see the CD&A and the notes to the Summary Compensation Table above. For more information on the 2006 Incentive Plan, please see “Equity Compensation Plans” below.

	Compensation Committee Approval Date		Estimated Future Payouts under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)
Scott D. Peters	12/1/2016	1/3/2017	—	—	—	103,056	2,999,960
	N/A	N/A	900,000	1,800,000	2,700,000	—	—
Robert A. Milligan	12/1/2016	1/3/2017	—	—	—	24,046	699,979
	N/A	N/A	200,000	400,000	600,000	—	—
Mark D. Engstrom (2)	12/1/2016	1/3/2017	—	—	—	10,306	300,008
	N/A	N/A	187,500	375,000	562,500	—	—
Amanda L. Houghton	12/1/2016	1/3/2017	—	—	—	10,306	300,008
	N/A	N/A	175,000	350,000	525,000	—	—

(1) Each award represents a grant of restricted stock that generally vests based on the executive’s continued service with the Company through the applicable vesting date. Mr. Peters’ January 3, 2017 award vests in three equal installments on January 3, 2017, January 3, 2018 and January 3, 2019. A portion of Mr. Milligan’s January 3, 2017 award vested immediately on January 3, 2017 and the remaining portion will vest in one installment on January 3, 2020. The award granted to Ms. Houghton on January 3, 2017 vests in one installment on January 3, 2020.

(2) Mr. Engstrom resigned from his position with the Company effective April 23, 2017. Each of his outstanding and unvested equity awards were forfeited on his resignation.

Outstanding Equity Awards Table at Fiscal 2017 Year-End
The following table presents information concerning outstanding equity awards held by our NEOs as of December 31, 2017. Our NEOs are generally entitled to dividends paid on unvested shares and do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Scott D. Peters (2)	223,592	6,716,704
Robert A. Milligan (3)	58,996	1,772,240
Amanda L. Houghton (4)	40,226	1,208,389

(1) Based on the closing price of our common stock on the NYSE as of December 31, 2017 of $30.04.
(2) Reflects (i) 37,500 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2018, (ii) 34,352 restricted shares of our common stock, which vest and become non-forfeitable on January 3, 2018, (iii) 21,194 restricted shares of our common stock, which vest and become non-forfeitable on January 5, 2018, (iv) 37,500 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2019, (v) 34,352 restricted shares of our common stock, which vest and become non-forfeitable on January 3, 2019, (vi) 21,194 restricted shares of our common stock, which vest and become non-forfeitable on January 5, 2019 and (vii) 37,500 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2020.

(3) Reflects (i) 11,136 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2018, (ii) 15,072 restricted shares of our common stock, which vest and become non-forfeitable on January 5, 2019, (iii) 20,611 restricted shares of our common stock, which vest and become non-forfeitable on January 3, 2020 and (iv) 12,177 restricted shares of our common stock, which vest and become non-forfeitable on July 8, 2020.

 (4) Reflects (i) 14,848 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2018, (ii) 15,072 restricted shares of our common stock, which vest and become non-forfeitable on January 5, 2019 and (iii) 10,306 restricted shares of our common stock, which vest and become non-forfeitable on January 3, 2020.

Option Exercises and Stock Vested Table - Fiscal 2017
The following table shows the number of shares of common stock of the Company subject to stock awards that vested and the value realized upon vesting of such shares for each of the NEOs during 2017:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Scott D. Peters	152,742	4,463,911
Robert A. Milligan	15,935	463,868
Mark D. Engstrom (2)	20,000	582,200
Amanda L. Houghton	16,250	473,038

(1) The value realized for restricted stock awards is based on the closing price of our common stock on the day prior to the applicable vesting date.
(2) Mr. Engstrom resigned from his position with the Company effective April 23, 2017.

Potential Payments upon Termination or Change in Control
Summary of Potential Payments upon Termination of Employment.    As described above, we have entered into employment agreements with each of our NEOs, which provide certain benefits to the executive in the event of his or her termination of employment with us under certain conditions. In each case, the amount of the benefits varies depending on the reason for the termination. The following is a summary of the benefits provided under each executive’s employment agreement as in effect as of December 31, 2017.
Termination without Cause; Resignation for Good Reason.    If, during the term of the employment agreement, we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the applicable employment agreement), the executive will be entitled to the following benefits:

•	A prorated bonus for the year in which the termination occurs (based on the executive’s period of service during the year).

•	A lump sum cash severance payment equal to:

•	in the case of Mr. Peters, three times the sum of (i) his then-current base salary and (ii) his target annual bonus for the fiscal year in which the date of termination occurs; and

•	in the case of Mr. Milligan and Ms. Houghton, two times his or her then-current base salary.

•	Payment by the Company of premiums to continue healthcare coverage under COBRA for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan and Ms. Houghton.

•	Immediate vesting of the executive’s then-outstanding and unvested equity awards.
In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
As noted above, Mr. Engstrom resigned from his position with the Company effective April 23, 2017. Upon his resignation, the Company exercised its right to impose a one-year non-competition covenant pursuant to the Company’s employment agreement with this executive in consideration for a payment to the executive.
Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to payment by the Company of premiums to continue healthcare coverage under COBRA, for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan, and Ms. Houghton. In addition, the executive’s then-outstanding and unvested equity awards will become immediately vested.
Death.    In the event of a termination due to death, the executive’s then-outstanding and unvested equity awards will become immediately vested.
Non-Compete Agreement and Non-Solicitation Covenants.    Each NEO’s employment agreement includes non-competition and non-solicitation covenants in favor of the Company. If the Company elects upon the executive’s termination of employment to enforce the non-competition covenant, the covenant would generally apply for one year following the executive’s termination of employment, and if the executive’s employment terminated for any reason other than by the Company for Cause or due to the executive’s death, the Company would be required to pay the executive an amount equal to 60% of the sum of the executive’s base salary in effect on the termination date and the executive’s annual bonus for the year preceding the year in which the termination date occurred (or, in Mr. Peters’ case, 75% of such sum). In addition, if the executive’s employment with us terminates upon or following the expiration of the term of his or her employment agreement, the executive’s equity-based awards will generally remain outstanding and eligible to vest for up to two years following the termination date, subject to the executive’s compliance with the non-competition covenant through the applicable vesting date. In each case, the executive would also be subject to a covenant not to solicit our customers, vendors, or employees for one year after the executive’s termination date. These agreements also limit each executive’s ability to disclose or use any of our confidential business information or practices.

The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he or she had terminated employment with us on December 31, 2017 under the circumstances shown. No such termination payments or benefits would be payable to a NEO upon a termination by the Company for Cause. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2017, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Resignation Without Good Reason ($)	Termination Without Cause or Resignation For Good Reason ($)	Death ($)	Disability ($)
Scott D. Peters
Cash Severance (1)	—	8,100,000	—	—
Benefit Continuation (2)	—	30,475	—	30,475
Value of Unvested Equity Awards (3)	—	6,716,704	6,716,704	6,716,704
Non-Compete Payment (4)	2,434,500	2,434,500	—	2,434,500
Total	2,434,500	17,281,679	6,716,704	9,181,679
Robert A. Milligan
Cash Severance (5)	—	800,000	—	—
Benefit Continuation (2)	—	10,158	—	10,158
Value of Unvested Equity Awards (3)	—	1,772,240	1,772,240	1,772,240
Non-Compete Payment (4)	534,000	534,000	—	534,000
Total	534,000	3,116,398	1,772,240	2,316,398
Amanda L. Houghton
Cash Severance (5)	—	600,000	—	—
Benefit Continuation (2)	—	10,158	—	10,158
Value of Unvested Equity Awards (3)	—	1,208,389	1,208,389	1,208,389
Non-Compete Payment (4)	330,000	330,000	—	330,000
Total	330,000	2,148,547	1,208,389	1,548,547

(1) Represents a lump sum cash severance payment equal to three times the sum of (i) Mr. Peters’ then-current base salary and (ii) his then-current target bonus.
(2) Represents company-paid COBRA for medical, dental and vision coverage based on 2017 rates for (i) 18 months in the case of Mr. Peters, or (ii) six months in the case of Mr. Milligan and Ms. Houghton.

(3) Represents the value of unvested equity awards that vest upon the designated event pursuant to the executive’s employment agreement as described above. Awards of restricted common stock are valued based upon the closing price of our common stock on the NYSE as of December 31, 2017 of $30.04.

(4) As noted above, the Company may elect to have the executive be subject to a non-competition covenant for one year following the executive’s termination of employment, subject to the Company making a payment to the executive if the termination is for any reason other than by the Company for Cause or due to the executive’s death. This amount represents 60% of the sum of the executive’s base salary in effect on December 31, 2017 and the executive’s annual bonus for 2016 (or, in Mr. Peters’ case, 75% of such sum).

(5) Represents a lump sum cash severance payment equal to two times the executive’s then-current base salary.

Summary of Potential Payments upon a Change in Control.    No NEO would be entitled to cash benefits or accelerated vesting of equity awards simply because a change in control of the Company occurs. Pursuant to the 2006 Incentive Plan, equity awards under the plan (including awards held by our NEOs) would generally vest upon the occurrence of a change in control of the Company (as defined in the plan) only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder’s employment is terminated by us without Cause or by the holder for Good Reason within one year after the change in control. The following table summarizes the value of each executive’s outstanding equity awards that may have vested in connection with a change in control as of December 31, 2017.

Name	Change in Control ($)
Scott D. Peters
Value of Unvested Equity Awards (1)	6,716,704
Total	6,716,704
Robert A. Milligan
Value of Unvested Equity Awards (1)	1,772,240
Total	1,772,240
Amanda L. Houghton
Value of Unvested Equity Awards (1)	1,208,389
Total	1,208,389

(1) Represents the value of unvested awards of restricted common stock, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2017 of $30.04.
CEO Pay Ratio
Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2017 was $8,473,960 and the median of the total compensation of all of our employees (excluding our CEO) for 2017 was $68,793. Accordingly, we estimate the ratio of our CEO’s total compensation for 2017 to the median of the total compensation of all of our employees (excluding our CEO) for 2017 to be 123 to 1.
We selected December 31, 2017, which is a date within the last three months of fiscal 2017, as the date we would use to identify our median employee. To find the median of the annual total compensation of all our employees (excluding our CEO), we used the amount of the employee’s base compensation and cash bonuses, as well as stock awards granted to the employee during 2017 (based on the grant date fair value of the awards as determined for accounting purposes). All other compensation, such as premiums for healthcare coverage and 401(k) matching arrangements that are included in the “Summary Compensation Table” above, are not included in this calculation as they are deemed immaterial and would result in no change to the pay ratio above. In making this determination, we annualized compensation for those employees who did not work for the Company for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.
This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLANS
The following table gives information as of December 31, 2017 about our common stock that may be issued under the 2006 Incentive Plan.

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders	140,840	—	—
Equity compensation plans not approved by security holders	1,019,000	—	1,693,510
Total	1,159,840	—	1,693,510

(1) The 2006 Incentive Plan was initially approved by our stockholders. In February 2011, our Board of Directors approved an increase in the shares of the Company’s common stock that may be issued under the plan from 1,000,000 to 5,000,000. This increase was not approved by stockholders. Accordingly, the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”

(2) Does not include 589,606 outstanding restricted shares granted under the 2006 Incentive Plan.
2006 Incentive Plan
We have adopted the 2006 Incentive Plan, which we use to attract and retain qualified independent directors, employees, officers and consultants providing services to us who are considered essential to our long-term success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. The 2006 Incentive Plan provides for granting awards in the following forms:

•	options to purchase shares of our common stock;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted common stock, which is subject to restrictions on transferability and other restrictions set by the committee;

•	restricted stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of our common stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants and units of our operating partnership.
Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of our common stock on the date of the grant. Any shares issued under the incentive stock plan will be subject to the ownership limits contained in our charter.
Our Board of Directors or a committee of our independent directors administers the 2006 Incentive Plan, with sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our qualification as a REIT under the Internal Revenue Code (the “Code”) or otherwise violate the ownership and transfer restrictions imposed under our charter.

The maximum number of shares of our common stock that may be issued upon the exercise or grant of an award under the 2006 Incentive Plan is 5,000,000. In the event of a non-reciprocal corporate transaction that causes the per share value of our common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the incentive stock plan will be adjusted proportionately. Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Incentive Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2006 Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. To the extent that an award is settled in cash or in a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2006 Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2006 Incentive Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. By way of example only, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability (as defined in the plan):
•all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable;
•all time-based vesting restrictions on that participant’s outstanding awards will lapse; and
•the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of the Company (as defined in the plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board of Directors:
•all outstanding options and stock appreciation rights and other outstanding awards in the nature of rights that may be exercised will become fully vested and exercisable;
•all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and
•the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control.
In addition, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan), then:
•all of that participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable;
•all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and
•the payout level under all of that participant’s performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.

The 2006 Incentive Plan will automatically expire on the tenth anniversary of the date on which it is adopted, unless extended or earlier terminated by the Board of Directors. The Board of Directors may terminate the plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The Board of Directors may amend the plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the Board of Directors, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The Board of Directors may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and certain other executive officers. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the year ending December 31, 2018. A representative of Deloitte is expected to be present at the 2018 Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.
Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the 2018 Annual Meeting of Stockholders in order to ascertain the view of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of Deloitte, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES
Deloitte has served as our independent auditors since April 2006. The following summarizes the approximate aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and 2016 by Deloitte, the Company’s principal independent registered public accounting firm, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

Services	2017	2016
Audit fees (1)	$1,330,781	$1,224,146
Audit-related fees	—	—
Tax fees (2)	413,474	315,300
All other fees	—	—
Total	$1,744,255	$1,539,446

(1) Audit fees consist of the audit of our annual consolidated financial statements, a review of our quarterly condensed consolidated financial statements, and other services related to filings with the SEC.

(2) Tax services consist of tax compliance.
Pre-Approval Policies
The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services, if any (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chairman of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the years ended December 31, 2017 and 2016 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors, which is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. general accepted accounting principles.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2017 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from our independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with our independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC. The Audit Committee has also discussed with our independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees (PCAOB AS 16).
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc., prior to the issuance of the financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 20, 2018.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute the Audit Committee:

Gary T. Wescombe, Chairman
W. Bradley Blair, II
Maurice J. DeWald
Warren D. Fix
Peter N. Foss
Larry L. Mathis

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of the close of business on April 20, 2018 without charge upon written request addressed to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. A reasonable fee will be charged for copies of exhibits. You may access our Annual Report on Form 10-K for the year ended December 31, 2017 at www.htareit.com.
PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
Stockholder Proposals for our Proxy Statement
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2019 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than January 15, 2019, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2019 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than December 16, 2018 and no later than 5:00 p.m., Mountain Time, on January 15, 2019. Any stockholder nominations or proposals not received by us by 5:00 p.m., Mountain Time, on January 15, 2019, will be considered untimely and will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for the nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.
Proxy Access Director Nominations
For a qualifying stockholder, or group of qualifying stockholders, to nominate a director nominee for election at our 2019 Annual Meeting of Stockholders pursuant to the “proxy access” provision of the Company’s bylaws, such qualifying stockholder or group of stockholders must comply with the then current advance notice requirements in the Company’s bylaws and deliver the proposal to our Secretary no earlier than December 16, 2018 and no later than 5:00 p.m., Mountain Time, on January 15, 2019 in order for such proposal to be considered timely. In addition, the Company’s bylaws require the qualifying stockholder or group of stockholders to update and supplement such information as of specified dates.
OTHER MATTERS
The only business to come before the 2018 Annual Meeting of Stockholders of which management is aware is set forth in this proxy statement. If any other business does properly come before the 2018 Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote all proxies in their discretion.
It is important that proxies be returned promptly. Therefore, stockholders are urged to follow the voting instructions in the accompanying Notice or proxy card.

NON-GAAP FINANCIAL MEASURES
FFO and Normalized FFO
We compute FFO in accordance with the current standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss attributable to common stockholders/unitholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. We present this non-GAAP financial measure because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders/unitholders.
We also compute Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from OP Units included in diluted shares (only applicable to the Company); and (v) other normalizing items, which include items that are unusual and infrequent in nature. We present this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. Our methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders/unitholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
The following is the reconciliation of our FFO and Normalized FFO to net income attributable to common stockholders for the years ended December 31, 2017 and 2016 (in thousands, except per share data):

	Year Ended December 31,
	2017	2016
Net income attributable to common stockholders	$63,916	$45,912
Depreciation and amortization expense related to investments in real estate	243,221	175,544
Gain on sales of real estate, net	(37,802)	(8,966)
Impairment	13,922	3,080
Proportionate share of joint venture depreciation, amortization and other adjustments	969	—
FFO attributable to common stockholders	$284,226	$215,570
Transaction expenses (1)	1,242	6,538
(Gain) loss on change in fair value of derivative financial instruments, net	(884)	(1,344)
Loss (gain) on extinguishment of debt, net	11,192	3,025
Noncontrolling income from partnership units included in diluted shares	1,538	1,315
Other normalizing items, net (2)	4,643	117
Normalized FFO attributable to common stockholders	$301,957	$225,221

Net income attributable to common stockholders per diluted share	$0.34	$0.33
FFO adjustments per diluted share, net	1.19	1.21
FFO attributable to common stockholders per diluted share	$1.53	$1.54
Normalized FFO adjustments per diluted share, net	0.10	0.07
Normalized FFO attributable to common stockholders per diluted share	$1.63	$1.61

Weighted average diluted common shares outstanding	185,278	140,259

(1) For the year ended December 31, 2017, amounts have been adjusted to reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017.
(2) For the year ended December 31, 2017, other normalizing items include $4.6 million of non-incremental costs related to the Duke Acquisition that were included in transaction expenses on HTA’s consolidated statements of operations. In addition, other normalizing items exclude lease termination fees as they are deemed to be generated in the ordinary course of business.

NOI, Cash NOI and Same-Property Cash NOI
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. We believe that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the management of our properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments and (ii) amortization of below and above market leases/leasehold interests and lease termination fees. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of our revenue performance. We believe that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of our operating assets. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, we calculate comparable amounts for a subset of our owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes properties which have not been owned and operated by us during the entire span of all periods presented, excluding properties intended for disposition in the near term, development and land parcels, our share of unconsolidated joint ventures, notes receivable interest income and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.
The following is the reconciliation of our NOI, Cash NOI and Same-Property Cash NOI to net income for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016
Net income	$65,577	$47,345
General and administrative expenses	33,403	28,773
Transaction expenses (1)	5,885	6,538
Depreciation and amortization expense	244,986	176,866
Impairment	13,922	3,080
Interest expense and net change in fair value of derivative financial instruments	85,491	60,802
Gain on sales of real estate, net	(37,802)	(8,966)
Loss (gain) on extinguishment of debt, net	11,192	3,025
Income from unconsolidated joint venture	(782)	—
Other expense (income)	(29)	(286)
NOI	$421,843	$317,177
Straight-line rent adjustments, net	(8,637)	(4,159)
Amortization of (below) and above market leases/leasehold interests, net and lease termination fees	354	682
Cash NOI	$413,560	$313,700
Notes receivable interest income	(1,193)	(183)
Non Same-Property Cash NOI	(127,528)	(36,652)
Same-Property Cash NOI (2)	$284,839	$276,865
Same-Property Cash NOI percentage growth	2.9%

(1) For the year ended December 31, 2017, transaction costs have been adjusted to reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017. Additionally, for the year ended December 31, 2017, transaction costs included $4.6 million of non-incremental costs related to the Duke Acquisition that were included in transaction expenses on HTA’s consolidated statements of operations.

(2) Same-Property includes 295 buildings for the years ended December 31, 2017 and 2016.

The following is the reconciliation of our NOI, Cash NOI and Same-Property Cash NOI to net income for each quarter in 2017 and the comparable quarter in 2016 (in thousands):

	Three Months Ended March 31,		Three Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$14,000	$10,036	$(5,852)	$13,516
General and administrative expenses	8,423	6,773	8,472	6,813
Transaction expenses (1)	284	1,813	5,073	2,062
Depreciation and amortization expense	47,056	37,828	55,353	44,738
Impairment	—	—	5,093	—
Interest expense and net change in fair value of derivative financial instruments	15,543	17,565	17,900	15,306
Gain on sale of real estate, net	(3)	—	—	(4,212)
Loss on extinguishment of debt, net	32	—	10,386	22
Other income	(8)	(53)	(6)	(72)
NOI	$85,327	$73,962	$96,419	$78,173
Straight-line rent adjustments, net	(1,209)	(1,451)	(1,616)	(1,024)
Amortization of (below) and above market leases/leasehold interests, net and lease termination fees	(94)	417	126	77
Cash NOI	$84,024	$72,928	$94,929	$77,226
Notes receivable interest income	(292)	—	(294)	—
Non Same-Property Cash NOI	(13,237)	(4,596)	(19,593)	(4,431)
Same-Property Cash NOI (2)	$70,495	$68,332	$75,042	$72,795
Same-Property Cash NOI percentage growth	3.2%		3.1%

(1) For the three months ended March 31 and June 30, 2017, respectively, transaction costs have been adjusted to reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017. Additionally, for the three months ended June 30 transaction costs include $4.6 million of non-incremental costs related to the Duke Acquisition that were included in transaction expenses on HTA’s consolidated statements of operations.

(2) Same-Property includes 286 and 305 buildings for the three months ended March 31 and June 30, respectively.

	Three Months Ended September 30,		Three Months Ended December 31,
	2017	2016	2017	2016
Net income	$13,957	$6,639	$43,472	$17,154
General and administrative expenses	8,283	7,293	8,225	7,894
Transaction expenses (1)	261	1,122	267	1,541
Depreciation and amortization expense	70,491	47,864	72,086	46,436
Impairment	—	—	8,829	3,080
Interest expense and net change in fair value of derivative financial instruments	26,188	15,632	25,860	12,299
Gain on sales of real estate, net	—	—	(37,799)	(4,754)
Loss on extinguishment of debt, net	774	3,000	—	3
Income from unconsolidated joint venture	(318)	—	(401)	—
Other expense (income)	27	(95)	(42)	(66)
NOI	$119,663	$81,455	$120,497	$83,587
Straight-line rent adjustments, net	(3,009)	(1,161)	(2,803)	(523)
Amortization of (below) and above market leases/leasehold interests, net and lease termination fees	214	3	108	185
Cash NOI	$116,868	$80,297	$117,802	$83,249
Notes receivable interest income	(503)	(68)	(104)	(115)
Non Same-Property Cash NOI	(36,080)	(2,186)	(35,239)	(2,944)
Same-Property Cash NOI (2)	$80,285	$78,043	$82,459	$80,190
Same-Property Cash NOI percentage growth	2.9%		2.8%

(1) For the three months ended September 30 and December 31, 2017, respectively, transaction costs have been adjusted to reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017.

(2) Same-Property includes 338 and 343 buildings for the three months ended September 30 and December 31, respectively.

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E41757-P05006

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEALTHCARE TRUST OF AMERICA, INC.

The Board of Directors recommends you vote "FOR" Proposals 1, 2 and 3. If this proxy is duly executed and returned and no voting instructions are given, such proxy will be voted "FOR" Proposals 1, 2 and 3.

Nominees:

		For	Against	Abstain
1a.	Scott D. Peters	☐	☐	☐
1b.	W. Bradley Blair, II	☐	☐	☐
1c.	Vicki U. Booth	☐	☐	☐
1d.	Roberta B. Bowman	☐	☐	☐
1e.	Maurice J. DeWald	☐	☐	☐
1f.	Warren D. Fix	☐	☐	☐
1g.	Peter N. Foss	☐	☐	☐
1h.	Daniel S. Henson	☐	☐	☐
1i.	Larry L. Mathis	☐	☐	☐
1j.	Gary T. Wescombe	☐	☐	☐
2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐
3.	To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please indicate if you plan on attending the Annual Meeting of Stockholders on July 9, 2018. ☐ **Yes** ☐ **No**

You may obtain directions to attend the 2018 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.proxyvote.com.

E41758-P05006

HEALTHCARE TRUST OF AMERICA, INC.
Annual Meeting of Stockholders
July 9, 2018 9:00 AM PDT
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Scott D. Peters and Robert A. Milligan, or either of them, as proxies, each with the full power to appoint his substitute, and hereby authorize(s) them to attend the Annual Meeting of Stockholders of HEALTHCARE TRUST OF AMERICA, INC., a Maryland corporation, to be held at 9:00 AM PDT on July 9, 2018 at the Westin Kierland, 6902 E. Greenway Pkwy, Scottsdale, Arizona 85254, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be cast in the manner directed herein. If this proxy is executed but no such direction is made, the votes entitled to be cast by the undersigned will be cast in accordance with the Board of Directors' recommendations, as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side